As filed with the Securities and Exchange Commission on May 13, 2005
Securities Act File No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

India Globalization Capital, Inc.
(Exact name of Registrant as specified in charter)

Maryland	6770	20-2760393
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
4336 Montgomery Ave.
Bethesda, Maryland 20814
(301) 983-0998
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Ram Mukunda
Chairman, Chief Executive Officer and President
India Globalization Capital, Inc.
4336 Montgomery Ave.
Bethesda, Maryland, 20814
(301) 983-0998
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael E. Blount, Esq. Stanley S. Jutkowitz, Esq. Seyfarth Shaw LLP 55 East Monroe Street, Suite 4200 Chicago, Illinois 60603-5803 Telephone: (312) 346-8000 Facsimile: (312) 269-8869	Jay M. Kaplowitz, Esq.
Peter J. Bilfield, Esq.
Peter J. Gennuso, Esq.
Gersten, Savage, Kaplowitz, Wolf &
Marcus, LLP
600 Lexington Avenue
New York, New York 10022
Telephone: (212) 752-9700
Facsimile: (212) 980-5192
          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:     ☑
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:     ☑

CALCULATION OF REGISTRATION FEE

		Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount Being	Offering Price	Aggregate Offering	Registration
Security Being Registered	Registered	per Security	Price(1)	Fee

Units, consisting of one share of Common Stock, $.0001 par value, and two Warrants(2)	23,000,000 Units	$6.00	$138,000,000	$16,242.60

Shares of Common Stock included as part of the Units(2)	23,000,000 Shares	—	—	(3)

Warrants included as part of the Units(2)	46,000,000 Warrants	—	—	(3)

Shares of Common Stock underlying the Warrants included in the Units(4)	46,000,000 Shares	$5.00	$230,000,000	$27,071.00

Representative’s Purchase Option (“Option”)	1	$100	$100	(3)

Units underlying the Option (“Representative’s Units”)(4)	1,500,000 Units	$7.50	$11,250,000	$1,324.13

Shares of Common Stock included as part of the Representative’s Units(4)	1,500,000 Shares	—	—	(3)

Warrants included as part of the Representative’s Units (4)	3,000,000 Warrants	—	—	(3)

Shares of Common Stock underlying Warrants included in the Representative’s Units(4)	3,000,000 Shares	$6.25	$18,750,000	$2,206.88

Total			$398,000,100	$46,844.61

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 3,000,000 Units and 3,000,000 Shares of Common Stock and 6,000,000 Warrants underlying such Units which may be issued upon exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.

(3)	No fee required pursuant to Rule 457(g).

(4)	Pursuant to Rule 416, there are also registered such indeterminable additional securities as may be issued as a result of the anti-dilution provisions contained in the Warrants or the Option.
          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 13, 2005
PRELIMINARY PROSPECTUS
$120,000,000
India Globalization Capital, Inc.
20,000,000 Units
     India Globalization Capital, Inc. is a blank check company recently formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses with primary operations in India.
     This is an initial public offering of our securities. Each unit that we are offering consists of:

•	one share of our common stock; and

•	two warrants.
     Each warrant entitles the holder to purchase one share of our common stock at a price of $5.00. Each warrant will become exercisable on the later of our completion of a business combination or                   , 2006 [one year from the date of this prospectus], and will expire on                   , 2010 [five years from the date of this prospectus], or earlier upon redemption.
     We have granted the underwriters a 45-day option to purchase up to 3,000,000 additional units solely to cover over-allotments, if any (over and above the 20,000,000 units referred to above). The over-allotment will be used only to cover the net syndicate short position resulting from the initial distribution. We have also agreed to sell to Ferris, Baker Watts, Inc., the representative of the underwriters, for $100, an option to purchase up to a total of 1,500,000 units at $7.50 per unit (125% of the price of the units sold in the offering). The units issuable upon exercise of this option are identical to those offered by this prospectus, except that each of the warrants underlying such units entitles the holder to purchase one share of our common stock at a price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.
     There is presently no public market for our units, common stock or warrants. We anticipate that our units will be quoted on the OTC Bulletin Board under the symbol                   on or promptly after the date of this prospectus. Each of the common stock and warrants may trade separately beginning on the 90th day after the date of this prospectus unless Ferris, Baker Watts, Inc. determines that an earlier date is acceptable. Once the securities comprising the units begin separate trading, we anticipate that the common stock and warrants will be traded on the OTC Bulletin Board under the symbols                   and                   , respectively.
     Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Underwriting
	Public Offering	Discount and	Proceeds, Before
	Price	Commission(1)	Expenses, to Us

Per unit	$6.00	$.51	$5.49
Total	$120,000,000	$10,200,000	$109,800,000

(1)	Includes a non-accountable expense allowance in the amount of 2.5% of the gross proceeds, or $.12 per unit ($3,000,000 in total), payable to Ferris, Baker Watts, Inc., the representative of the underwriters.
     Of the net proceeds we receive from this offering, $107,498,000 (approximately $5.37 per unit) will be deposited into a trust account at United Bank Inc. maintained by Continental Stock Transfer & Trust Company acting as trustee.
     We are offering the units for sale on a firm-commitment basis. Ferris, Baker Watts, Inc., acting as representative of the underwriters, expects to deliver our securities to investors in the offering on or about          , 2005.
Ferris, Baker Watts
Incorporated
The date of this Prospectus is                   , 2005

Page

Prospectus Summary	1
The Offering	3
Summary Financial Data	6
Risk Factors	7
Forward-Looking Statements	19
Use Of Proceeds	20
Capitalization	22
Dilution	23
Management’s Discussion And Analysis Of Financial Condition And Results Of Operations	25
Proposed Business	27
Management	38
Certain Relationships And Related Transactions	40
Principal Stockholders	43
Description Of Securities	45
Underwriting	49
Legal Matters	53
Experts	53
Where You Can Find Additional Information	53
Index to Financial Statements	F-1
Form of Underwriting Agreement
Form of Selected Dealer Agreement
Articles of Incorporation
By-laws
Specimen Unit Certificate
Specimen Common Stock Certificate
Specimen Warrant Certificate
Form of Warrant Agreement
Form of Purchase Option
Letter Agreement
Letter Agreement
Letter Agreement
Form of Investment Management Trust Agreement
Promissory Note
Form of Stock Escrow Agreement
Form of Registration Rights Agreement
Form of Office Service Agreement
Letter Advisory Agreement
Consent of Goldstein Golub Kessler LLP

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not and the underwriters have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities.

PROSPECTUS SUMMARY
      This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements, and the related notes and schedules thereto. Unless otherwise stated in this prospectus, references to “we,” “us” or “our” refer to India Globalization
Capital, Inc. sometimes referred to herein as IGC, Inc. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where that offer is not permitted. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters have not exercised their over-allotment option.
      Unless we tell you otherwise, the term “business combination” as used in this prospectus means an acquisition of, through a merger, capital stock exchange, asset acquisition or other business acquisition, one or more operating businesses. In addition, unless we tell you otherwise, the term “public stockholder” as used in this prospectus refers to those persons that purchase the securities offered by this prospectus including any of our existing stockholders that purchase these securities; provided that our existing stockholders’ status as “public stockholders” shall exist only with respect to those securities so purchased in the open market. Certain numbers in this prospectus have been rounded.
      IGC, Inc. is a recently organized Maryland blank check company formed on April 29, 2005, for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition, one or more businesses with operations primarily in India. To date, our efforts have been limited to organizational activities.
      We believe that the future potential of the Indian economy and current market conditions present favorable opportunities for acquisitions of Indian companies. We further believe that we can buy a business that is a market sector leader, or can become one through an exposure to foreign markets. The Indian economy has posted a growth rate of approximately 6.8% since 1994, and according to the World Factbook published by the U.S. Central Intelligence Agency, it has become the fourth largest economy in the world. The Indian economy had a Gross Domestic Product in 2004 of approximately $3.319 trillion and its growth rate in 2004 was approximately 6.2%.
      In addition, since mid-1991, the Indian government has committed itself to implementing an economic structural reform program with the objective of liberalizing India’s exchange and trade policies, reducing the fiscal deficit, controlling inflation, promoting a sound monetary policy, reforming the financial sector, and placing greater reliance on market mechanisms to direct economic activity. A significant component of the program is the promotion of foreign investment in key areas of the economy and the further development of, and the relaxation of restrictions in, the private sector. As a result, the regulatory environment for foreign investment has become more favorable. Moreover, India has seen the benefits from the deregulation of its economy. There are already a number of industry sectors that have been deregulated whereby foreign investors can own and control Indian companies and where profits can be reinvested in India or repatriated to the U.S.
      While we are not limiting our acquisition of target businesses in India to any particular sector, we believe that the following two sectors are illustrative of the opportunities that we may consider for prospective target businesses: (1) business process outsourcing and information technology and (2) infrastructure. Our strategy in any sector will be to identify potential “market sector leaders” which we think will grow at a substantially faster rate than the overall economy.
      Our management team is experienced in starting, financing, growing, operating, sourcing, structuring and consummating business combinations in India as well as in North America, Europe and Asia. Through our management team, directors and our advisors, we believe that we have extensive contacts and sources, including private equity and venture capital funds, public and private companies, investment bankers, attorneys and accountants, from which to generate acquisition opportunities. Our management team intends to use its operating and transaction experience to find and evaluate potential target companies and to maintain and build on the relationships that they have developed through their years of experience in the U.S. and Indian business arenas.
      While we may seek to effect business combinations with more than one target business, our initial business acquisition must be with one or more operating businesses whose fair market value, collectively, is at least equal to 80% of our net assets at the time of such acquisition. Consequently, if we cannot identify and acquire multiple operating businesses contemporaneously, we will need to identify and acquire a larger single operating business.
      IGC, Inc is a Maryland corporation formed on April 29, 2005. Our offices are located at 4336 Montgomery Avenue, Bethesda, Maryland 20814. Our telephone number is (301) 983-0998.

THE OFFERING
      In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of the members of our management team, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. You should carefully consider these and the other risks set forth in the section below entitled “Risk Factors” beginning on page 7 of this prospectus.

Securities Offered:	20,000,000 units, at $6.00 per unit, each unit consisting of:
• one share of common stock; and
• two warrants.
The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants will trade separately on the 90th day after the date of this prospectus unless Ferris, Baker Watts, Inc. determines that an earlier date is acceptable. In no event will Ferris, Baker Watts, Inc. allow separate trading of the common stock and warrants until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K, including an audited balance sheet, upon the consummation of this offering, which is anticipated to take place three business days after the date of this prospectus. The audited balance sheet will include proceeds we receive from the exercise of the over-allotment option if the over-allotment option is exercised prior to the filing of the Current Report on Form 8-K.
Common Stock:
Number of shares that will be outstanding before this offering:	3,500,000 shares
Number of shares to be outstanding after this offering:	23,500,000 shares
Warrants:
Number of warrants outstanding before this offering:	0 warrants
Number of warrants to be outstanding after this offering:	40,000,000 warrants
Exercisability:	Each warrant is exercisable for one share of common stock.
Exercise price:	$5.00
Exercise period:	The warrants will become exercisable on the later of:
• the completion of a business combination on terms as described in this prospectus; or
• , 2006 [one year from the date of this prospectus].
• The warrants will expire at 5:00 p.m., Washington, DC time, on , 2010 [five years from the date of this prospectus], or earlier upon redemption.

Redemption:	We may redeem the outstanding warrants:
• in whole and not in part;
• at a price of $.01 per warrant at any time after the warrants become exercisable;
• upon a minimum of 30 days’ prior written notice of redemption; and
• if, and only if, the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.
OTC Bulletin Board symbols for our securities:
Units:
Common Stock:
Warrants:
Offering proceeds to be held in trust:	$107,498,000 of the proceeds of this offering (approximately $5.37 per unit) will be placed in a trust account at United Bank maintained by Continental Stock Transfer & Trust Company acting as trustee, pursuant to an agreement to be signed on the date of this prospectus. These proceeds will not be released until the earlier of (i) the completion of a business combination on the terms as described in this prospectus or (ii) our liquidation. Therefore, unless and until a business combination is consummated, these proceeds held in the trust account will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the negotiation of an agreement to effect the business combination. These expenses may be paid prior to a business combination only from the net proceeds of this offering not held in the trust account (initially, approximately $1,900,000 after the payment of the expenses relating to this offering).
None of the warrants may be exercised until after the consummation of a business combination and, thus, after the proceeds of the trust account have been disbursed, the warrant exercise price will be paid directly to us.

The stockholders must approve business combination:	We will seek stockholder approval before we effect our initial business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for our initial business combination, all of our existing stockholders, including all of our officers, directors and special advisors, have agreed to vote the shares of common stock owned by them in accordance with the majority of the shares of common stock voted by the public stockholders. We will proceed with a business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights described below.
Conversion rights for stockholders voting to reject a business combination:	Public stockholders voting against a business combination will be entitled to convert their stock into a pro rata share of the trust account, including any interest earned on their portion of the trust account, if the business combination is approved and consummated.
Liquidation if no business combination:	We will dissolve and promptly distribute only to our public stockholders the amount in our trust account plus any remaining net assets if we do not effect a business combination within 18 months after consummation of this offering (or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination relating thereto has not yet been consummated within such 18-month period). The existing stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination, but only with respect to those shares of common stock acquired by them prior to this offering; they will participate in any liquidation distribution with respect to any shares of common stock acquired in connection with or following this offering.
Escrow of existing stockholder shares	On the date of this prospectus, all of our existing stockholders (which includes all of our officers, directors and special advisors) will place the shares of common stock they own before this offering into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be released from escrow until six months after the consummation of a business combination.

Summary Financial Data
      The following table summarizes the relevant financial data for our business and should be read in conjunction with our financial statements, and the related notes and schedules thereto, which are included in this prospectus. To date, our efforts have been limited to organizational activities so only balance sheet data is presented.

	May 10, 2005

	Actual	As Adjusted(1)

Balance Sheet Data:
Working capital	$(67,500)	$109,410,500
Total assets	200,000	109,410,500
Total liabilities	187,500	—
Value of common stock that may be converted to cash (approximately $5.37 per share)	—	21,488,850
Stockholders’ equity	12,500	87,921,650

(1)	Excludes the $100 purchase price of the purchase option payable by Ferris, Baker Watts, Inc.
      The working capital excludes $80,000 of costs related to this offering which were accrued prior to May 10, 2005. These deferred offering costs have been recorded as a long-term asset and are reclassified against stockholders’ equity in the “as adjusted” column.
      The “as adjusted” information gives effect to the sale of the units we are offering, including the application of the estimated gross proceeds and the payment of the estimated remaining costs from such sale.
      The working capital (as adjusted) and total assets (as adjusted) amounts include the $107,498,000 being held in the trust account, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, we will be dissolved and the proceeds held in the trust account will be distributed solely to our public stockholders.
      We will not proceed with a business combination if public stockholders owning 20% or more of the shares sold in this offering vote against the business combination and exercise their conversion rights. Accordingly, we may effect a business combination if public stockholders owning up to approximately 19.99% of the shares sold in this offering exercise their conversion rights. If this occurred, we would be required to convert to cash up to approximately 19.99% of the 20,000,000 shares of common stock sold in this offering, or 3,998,000 shares of common stock, at an initial per-share conversion price of approximately $5.37, without taking into account interest earned on the trust account. The actual per-share conversion price will be equal to the amount deposited in the trust account, including all accrued interest, through the record date for the determination of stockholders entitled to vote on the proposed business combination, divided by the number of shares of common stock sold in the offering.

RISK FACTORS
      An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus, before making a decision to invest in our securities. If any of the following risks occur, our business and financial conditions may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Additional risks not currently known to us, or that we deem immaterial, may also harm us or affect your investment. We make various statements in this section which constitute “forward-looking statements” under Section 27A of the Securities Act of 1933. See “Forward-Looking Statements.”
Risks associated with our business

We are a development stage company with no operating history and, accordingly, you will have no basis upon which to evaluate our ability to achieve our business objective.
      We are a recently incorporated development stage company with no operating results to date. Therefore, our ability to begin operations is dependent upon obtaining financing through the public offering of our securities. Because we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire one or more operating businesses with primary operations in India. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates. We will not generate any revenues (other than interest income on the proceeds of this offering) until, at the earliest, after the consummation of a business combination. We cannot assure you as to when or if a business combination will occur.

We may not be able to consummate a business combination within the required time frame, in which case, we would be forced to liquidate.
      We must complete a business combination with a fair market value of at least 80% of our net assets at the time of acquisition within 18 months after the consummation of this offering (or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or a definitive agreement has been executed within 18 months after the consummation of this offering and the business combination relating thereto has not yet been consummated within such 18-month period). If we fail to consummate a business combination within the required time frame, we will be forced to liquidate our assets. We may not be able to find suitable target businesses within the required time frame. In addition, our negotiating position and our ability to conduct adequate due diligence on any potential target may be reduced as we approach the deadline for the consummation of a business combination. We do not have any specific merger, capital stock exchange, asset acquisition or other similar business combination under consideration and have not had any discussions, formal or otherwise, with respect to such a transaction.

If we are forced to liquidate before a business combination, our public stockholders will receive less than $6.00 per share upon distribution of the trust account and our warrants will expire worthless.
      If we are unable to complete a business combination and are forced to liquidate our assets, the per-share liquidation will be less than $6.00 because of the expenses related to this offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Furthermore, the warrants will expire worthless if we liquidate before the completion of a business combination. For a more complete description on the effects on our stockholders if we are unable to complete a business combination, see the section below entitled “Proposed Business — Effecting a business combination — Liquidation if no business combination.”

You will not be entitled to protections normally afforded to investors of blank check companies under federal securities laws.
      Because the net proceeds of this offering are intended to be used to complete a business combination with one or more operating businesses that have not been identified, we may be deemed to be a “blank check”

company under the federal securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and our units are being offered at an initial price of $6.00 per unit, we believe that we are exempt from rules promulgated by the SEC to protect investors of blank check companies such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we do not believe we are subject to Rule 419, our units will be immediately tradeable and we have a longer period of time within which to complete a business combination in certain circumstances. For a more detailed comparison of our offering to offerings under Rule 419, see the section below entitled “Proposed Business — Comparison to offerings of blank check companies.”

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders will be less than approximately $5.37 per share.
      Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have all vendors, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements. Nor is there any guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Accordingly, the proceeds held in trust could be subject to claims which could take priority over the claims of our public stockholders and the per-share liquidation price could be less than approximately $5.37, plus interest, due to claims of such creditors. If we are unable to complete a business combination and are forced to liquidate, Ram Mukunda, our Chairman of the Board, Chief Executive Officer and President, John Cherin, our Chief Financial Officer, Treasurer, Secretary and a director, and Ranga Krishna, our special advisor, will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of various vendors or other entities that are owed money by us for services rendered or products sold to us. However, we cannot assure you that Messrs. Mukunda, Cherin and Krishna will be able to satisfy those obligations.

Because we have not currently selected any prospective target businesses with which to complete a business combination, investors in this offering are unable to currently ascertain the merits or risks of any particular target business’ operations.
      Because we have not yet identified any prospective target businesses, investors in this offering have no current basis to evaluate the possible merits or risks of any particular target business’ operations. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors, or that we will have adequate time to complete due diligence. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in any particular target business. For a more complete discussion of our selection of target businesses, see the section below entitled “Proposed Business — Effecting a business combination — We have not identified any target businesses.”

We may issue shares of our capital stock, including through convertible debt securities, to complete a business combination, which would reduce the equity interest of our stockholders and likely cause a change in control of our ownership.
      Our certificate of incorporation authorizes the issuance of up to 150,000,000 shares of common stock, par value $.0001 per share and 1,000,000 shares of preferred stock, par value $.0001 per share. Immediately after this offering (assuming no exercise of the underwriters’ over-allotment option), there will be 82,000,000 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and the purchase option granted to Ferris, Baker Watts, Inc.) and all of the 1,000,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue any securities, we may issue a substantial number of additional shares of our common stock or preferred stock or a combination of both, including through convertible debt securities, to complete a business combination. The issuance of additional shares of our common stock including upon conversion of any debt securities:

•	may significantly reduce the equity interest of investors in this offering;

•	will likely cause a change in control if a substantial number of our shares of common stock or voting preferred are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely also result in the resignation or removal of our present officers and directors;

•	may adversely affect the voting power or other rights of holders of our common stock if we issue preferred stock with dividend, liquidation, compensation or other rights superior to the common stock; and

•	may adversely affect prevailing market prices for our common stock, warrants or units.
      For a more complete discussion of the possible structure of a business combination, see the section below entitled “Proposed Business — Effecting a business combination — Selection of target businesses and structuring of a business combination.”

We may issue notes or other debt securities, or otherwise incur substantial debt, to complete a business combination, which may adversely affect our leverage and financial condition.
      Although we have no commitments as of the date of this offering to incur any debt, we may choose to incur a substantial amount of debt to finance a business combination. The incurrence of debt:

•	may lead to default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

•	may cause an acceleration of our obligations to repay the debt even if we make all principal and interest payments when due if we breach the covenants contained in the terms of the debt documents;

•	may create an obligation to immediately repay all principal and accrued interest, if any, upon demand to the extent any debt securities are payable on demand; and

•	may hinder our ability to obtain additional financing, if necessary, to the extent any debt securities contain covenants restricting our ability to obtain additional financing while such security is outstanding, or to the extent our existing leverage discourages other potential investors.
      For a more complete discussion of the possible structure of a business combination, see the section below entitled “Proposed Business — Effecting a business combination — Selection of target businesses and structuring of a business combination.”

Our ability to successfully effect a business combination and to be successful afterwards will be completely dependent upon the efforts of our key personnel, some of whom may join us following a business combination and whom we would have only a limited ability to evaluate.
      Our ability to successfully effect a business combination will be completely dependent upon the efforts of our key personnel. The future role of our key personnel following a business combination, however, cannot presently be fully ascertained. Our management and other key personnel, particularly, Ram Mukunda, our Chairman of the Board, Chief Executive Officer and President, John Cherin, our Chief Financial Officer, Treasurer, Secretary and a director, and other officers, may not remain associated with us following a business combination and we may employ other personnel following a business combination. While we intend to closely scrutinize any additional individuals we engage after a business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company as well as United States securities laws, which could cause us to have to expend time and resources helping them become familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues that may adversely affect our operations.

Our officers, directors and special advisors may allocate their time to other businesses, thereby causing conflicts of interests in their determination as to how much time to devote to our affairs. This may have a negative impact on our ability to consummate a business combination.
      Our officers, directors and special advisors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. This could have a negative impact on our ability to consummate a business combination. We do not intend to have any full time employees prior to the consummation of a business combination. Each of our officers are engaged in several other business endeavors and are not obligated to contribute any specific number of hours per week to our affairs. For example, Mr. Mukunda, our Chairman of the Board, Chief Executive Officer and President, serves as chairman and chief executive officer, and is a managing member for Integrated Global Networks, LLC and Global Starlink LLC, both privately-held telecommunications companies. If our officers’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination. We cannot assure you that these conflicts will be resolved in our favor. For a complete discussion of the potential conflicts of interest that you should be aware of, see the section below entitled “Certain Relationships and Related Transactions.”

Our officers, directors and special advisors are and may in the future become affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
      Our officers, directors and special advisors may in the future become affiliated with entities, including other “blank check” companies, engaged in business activities similar to those intended to be conducted by us. Additionally, our officers, directors and special advisors may become aware of business opportunities that may be appropriate for presentation to us as well as the other entities with which they are or may be affiliated. Our officers, directors and special advisors involved in businesses similar to what we may intend to conduct following a business combination may have fiduciary or contractual obligations to present opportunities to those entities first. We cannot assure you that any such conflicts will be resolved in our favor. For a complete discussion of our management’s business affiliations and the potential conflicts of interest that you should be aware of, see the sections below entitled “Management — Directors and Executive Officers” and “Certain Relationships and Related Transactions.”

Because all of our directors and our special advisors own shares of our securities that will not participate in liquidation distributions, they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.
      All of our directors and our special advisor own stock in our company, but have, with respect to those shares of common stock acquired by them prior to this offering, waived their right to receive distributions upon our liquidation in the event we fail to complete a business combination. Additionally, Mr. Mukunda has agreed with Ferris, Baker Watts, Inc. that he and certain of his affiliates, designees and assignees collectively will use their reasonable best efforts to purchase, in the aggregate up to 1,400,000 warrants in the open market following this offering. Those shares and warrants owned by our directors and our special advisor will be worthless if we do not consummate a business combination. The personal and financial interests of our directors may influence their motivation in identifying and selecting target businesses and completing a business combination in a timely manner. Consequently, our directors’ and special advisors’ discretion in identifying and selecting suitable target businesses may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.
      If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934, as amended. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•	provide the purchaser with risk disclosure documents that identify certain risks associated with investing in “penny stocks” and that describe the market for these “penny stocks” as well as a purchasers legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.
      If our common stock becomes subject to these rules, broker-dealers may find it difficult to effect customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

It is probable that we will only be able to complete one business combination, which may cause us to be solely dependent on a single business and a limited number of products or services.
      The net proceeds from this offering will provide us with approximately $107,498,000, which we may use to complete a business combination. While we may seek to effect a business combination with more than one target business, our initial business acquisition must be with one or more operating businesses whose fair market value, collectively, is at least equal to 80% of our net assets at the time of such acquisition. At the time of our initial business combination, we may not be able to acquire more than one target business because of various factors, including insufficient financing or the difficulties involved in consummating the contemporaneous acquisition of more than one operating company; therefore, it is probable that we will have the ability to complete a business combination with only a single operating business, which may have only a limited number of products or services. The resulting lack of diversification may:

•	result in our dependency upon the performance of a single or small number of operating businesses;

•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services; and

•	subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination.
      In this case, we will not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities that may have the resources to complete several business combinations in different industries or different areas of a single industry so as to diversify risks and offset losses. Further, the prospects for our success may be entirely dependent upon the future performance of the initial target business or businesses we acquire.

Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate an attractive business combination.
      We expect to encounter intense competition from other entities having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, together with additional financing if available, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Further:

•	our obligation to seek stockholder approval of a business combination may delay the consummation of a transaction;

•	our obligation to convert into cash the shares of common stock in certain instances may reduce the resources available for a business combination; and

•	our outstanding warrants and the purchase option granted to Ferris, Baker Watts, Inc., and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.
      In addition, because our business combination may entail the contemporaneous acquisition of several operating businesses and may be with different sellers, we will need to convince such sellers to agree that the purchase of their businesses is contingent upon the simultaneous closings of the other acquisitions.
      Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination.

If we succeed in achieving our business objective which is to acquire one or more operating businesses with primary operations in India we may be subject to intense competition from competitors of the business or businesses we acquire.
      If we succeed in achieving our business objective we may be subject to intense competition from competitors of the business or businesses we acquire. In particular, certain industries that experience rapid growth frequently attract a large number of competitors, including competitors with greater financial, marketing, technical and other resources than the initial competitors in the industry. The degree of competition characterizing the industry of any prospective target business cannot presently be ascertained. We cannot assure you that, subsequent to acquiring one or more businesses in accordance with our business objective, we will have the resources to compete effectively, especially to the extent that the target businesses are in high-growth industries.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure or abandon a particular business combination.
      Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, in as much as we have not yet identified any prospective target businesses, we cannot ascertain the capital requirements for any particular business combination. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination or the depletion of the available net proceeds in search of target businesses, or because we become obligated to convert into cash a significant number of shares from dissenting stockholders, we will be required to seek additional financing through the issuance of equity or debt securities or other financing arrangements. We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to restructure or abandon that particular business combination and seek alternative target business candidates. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target businesses. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target businesses. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after a business combination.

Our existing stockholders, including our officers, directors and special advisors, control a substantial interest in us and thus may influence certain actions requiring stockholder vote.
      Upon consummation of our offering, our existing stockholders, including our officers, directors and special advisors, will collectively own approximately 14.9% of our issued and outstanding shares of common stock (assuming they do not purchase units in this offering).
      In connection with the vote required for our initial business combination, all of our existing stockholders, including all of our officers, directors and special advisors, have agreed to vote the shares of common stock owned by them in accordance with the majority of the shares of common stock voted by the public stockholders.
      Our board of directors is divided into three classes (Class A, Class B, and Class C), each of which will generally serve for a term of three years with only one class of directors being elected in each year. It is unlikely that there will be an annual meeting of stockholders to elect new directors prior to the consummation of a business combination, in which case all of the current directors will continue in office at least until the consummation of the business combination. If there is an annual meeting, as a consequence of our “staggered” board of directors, only a minority of the board of directors will be considered for election and our existing stockholders, because of their ownership position, will have considerable influence regarding the outcome. Accordingly, our existing stockholders will continue to exert control at least until the consummation of a business combination. In addition, our existing stockholders and their affiliates and relatives are not prohibited from purchasing units in this offering or shares in the aftermarket, and they will have full voting rights with respect to any shares of common stock they may acquire, either through this offering or in subsequent market transactions. If they do, we cannot assure you that our existing stockholders will not have considerable influence upon the vote in connection with a business combination.

Our existing stockholders paid an aggregate of $17,500, or an average of approximately $.005 per share for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.
      The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and the other investors in this offering. The fact that our existing stockholders acquired their shares of common stock at a nominal price has significantly contributed to this dilution. Assuming the offering is completed, you and the other new investors will incur an immediate and substantial dilution of approximately 24.83% or $1.49 per share (the difference between the pro forma net tangible book value per share of $4.51 and the initial offering price of $6.00 per unit).

Our outstanding warrants may have an adverse effect on the market price of common stock and make it more difficult to effect a business combination.
      In connection with this offering, as part of the units, we will be issuing warrants to purchase 40,000,000 shares of common stock (assuming no exercise of the underwriter’s over-allotment option). In addition, we have agreed to sell to Ferris, Baker Watts, Inc. an option to purchase up to a total of 1,500,000 units, which, if exercised, will result in the issuance of warrants to purchase an additional 3,000,000 shares of common stock. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these warrants could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our warrants may make it more difficult to effectuate a business combination or increase the cost of a target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings.

If our existing stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to effect a business combination.
      Our existing stockholders are entitled to demand that we register the resale of their shares of common stock in certain circumstances. If our existing stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 3,500,000 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effect a business combination or increase the cost of a target business, as the stockholders of a particular target business may be discouraged from entering into a business combination with us or will request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading market for our common stock.

If you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states and may engage in resale transactions only in those states and a limited number of other jurisdictions.
      We have applied to register our securities, or have obtained or will seek to obtain an exemption from registration, in Colorado, Delaware, the District of Columbia, Florida, Hawaii, Illinois, Indiana, Maryland, New York and Rhode Island. If you are not an “institutional investor,” you must be a resident of these jurisdictions to purchase our securities in the offering. In order to prevent resale transactions in violation of states’ securities laws, you may engage in resale transactions only in these states and in a limited number of other jurisdictions in which an applicable exemption is available or a Blue Sky application has been filed and accepted. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our securities. For a more complete discussion of the Blue Sky state securities laws and registrations affecting this offering, please see the section below entitled “Underwriting — State Blue Sky Information.”
      Even if you are an institutional investor, you may purchase our securities in this offering only if you are located in a jurisdiction permitting sales of the units to institutional investors. You should consult with your own financial and legal advisors to determine if you are eligible to participate in this offering.

We intend to have our securities quoted on the OTC Bulletin Board, which will limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange.
      Our securities will be traded in the over-the-counter market. It is anticipated that they will be quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities sponsored and operated by the National Association of Securities Dealers, Inc., or NASD, but not included in The Nasdaq Stock Market. Quotation of our securities on the OTC Bulletin Board will limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange. Lack of liquidity will limit the price at which you may be able to sell our securities or your ability to sell our securities at all.

There is currently no market for our securities and a market for our securities may not develop, which could adversely affect the liquidity and price of our securities.
      There is no market for our securities. Therefore, stockholders should be aware that they cannot benefit from information about prior market history as to their decisions to invest which means they are at further risk if they invest. In addition, the price of the securities, after the offering, can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports.
      Furthermore, an active trading market for our securities may never develop or, if developed, it may not be maintained. Investors may be unable to sell their securities unless a market can be established or maintained.

Our obligations under laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related regulations, may increase our cost of completing a business combination.
      As a public company, we will be obligated to comply with laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related regulations implemented by the SEC and the NASD. These laws and regulations may impose obligations that will increase the legal and financial costs required to consummate a business combination and increase the time required to complete a transaction.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.
      If we are deemed to be an investment company under the Investment Company Act of 1940, as amended, our activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities, each of which may make it difficult for us to complete a business combination.
      In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.
      We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may only be invested by the trust agent in “government securities” with specific maturity dates. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to the act, compliance with these additional regulatory burdens would require additional expense that we have not allotted for.

Our directors may not be considered “independent” under the policies of the North American Securities Administrators Association, Inc.
      Under the policies of the North American Securities Administrators Association, Inc., an international organization devoted to investor protection, because each of our directors owns shares of our securities and may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, state securities administrators could take the position that such individuals are not “independent.” If this were the case, they would take the position that we would not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Additionally, there is no limit on the amount of out-of-pocket expenses that could be incurred and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which would include persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Although we believe that all actions taken by our directors on our behalf will be in our best interests, whether or not they are deemed to be “independent,” we cannot assure you that this will actually be the case. If actions are taken, or expenses are incurred that are actually not in our best interests, it could have a material adverse effect on our business and operations and the price of our stock held by the public stockholders.

Because our existing stockholders’ initial equity investment will be only $17,500, our offering may be disallowed by state administrators that follow the North American Securities Administrators Association, Inc. Statement of Policy on development stage companies.
      Pursuant to the Statement of Policy Regarding Promoters Equity Investment promulgated by the North American Securities Administrators Association, Inc. certain state administrators may disallow an offering of a development stage company if the initial equity investment by a company’s promoters does not equal a certain percentage of the aggregate public offering price. Our promoters’ expected initial investment of $17,500 is less than the required minimum amount of $3,110,000 pursuant to this policy. Accordingly, a state administrator would have the discretion to disallow our offering if it determined that the initial equity investment made by the existing stockholders does not adequately protect investors.
Risks associated with companies with primary operations in India.

Political, economic, social and other factors in India may adversely affect our ability to achieve our business objective which is to acquire one or more operating businesses with primary operations in India.
      Our ability to achieve our business objective may be adversely affected by political, economic, social and religious factors, changes in Indian law or regulations and the status of India’s relations with other countries. In addition, the economy of India may differ favorably or unfavorably from the U.S. economy in such respects as the rate of growth of gross domestic product, the rate of inflation, capital reinvestment, resource self-sufficiency and balance of payments position. The Indian government has exercised and continues to exercise significant influence over many aspects of the economy, and the number of public sector enterprises in India is substantial. Accordingly, Indian government actions in the future could have a significant effect on the Indian economy, which could have a material adverse affect on our ability to achieve our business objective.
      Since mid-1991, the Indian government has committed itself to implementing an economic structural reform program with the objective of liberalizing India’s exchange and trade policies, reducing the fiscal deficit, controlling inflation, promoting a sound monetary policy, reforming the financial sector, and placing greater reliance on market mechanisms to direct economic activity. A significant component of the program is the promotion of foreign investment in key areas of the economy and the further development of, and the relaxation of restrictions in, the private sector. These policies have been coupled with the expressed intention to redirect the government’s central planning function away from the allocation of resources and toward the issuance of indicative guidelines. While the government’s policies have resulted in improved economic performance, there can be no assurance that the economic recovery will be sustained. Moreover, there can be no assurance that these economic reforms will persist, and that any newly elected government will continue the program of economic liberalization of previous governments. Any change may adversely affect Indian laws and policies with respect to foreign investment and currency exchange. Such changes in economic policies could negatively affect the general business and economic conditions in India, which could in turn affect us and our ability to achieve our business objective.
      Religious and border disputes persist in India. The longstanding grievances between the Hindu and Muslim populations has resulted recently in communal violence in the western Indian state of Gujarat. Moreover, India has from time to time experienced civil unrest and hostilities with neighboring countries such as Pakistan. The longstanding dispute with Pakistan over the border Indian state of Jammu and Kashmir, a majority of whose population is Muslim, remains unresolved. If the Indian government is unable to control the violence and disruption associated with these tensions, the results could destabilize the economy and, consequently, adversely affect us and our ability to achieve our business objective.
      Since early 2003, there have also been military hostilities and civil unrest in Afghanistan, Iraq and other Asian countries. These events could adversely influence the Indian economy and, as a result, negatively affect us and our ability to achieve our business objective.

India has different corporate disclosure, governance and regulatory requirements than those in the United States which may make it more difficult or complex to consummate a business combination.
      Companies in India are subject to accounting, auditing, regulatory and financial standards and requirements that differ, in some cases significantly, from those applicable to public companies in the United States, which may make it more difficult or complex to consummate a business combination. In particular, the assets and profits appearing on the financial statements of an Indian company may not reflect its financial position or results of operations in the way they would be reflected had such financial statements been prepared in accordance with GAAP. There is substantially less publicly available information about Indian companies than there is about United States companies. Moreover, companies in India are not subject to the same degree of regulation as are United States companies with respect to such matters as insider trading rules, tender offer regulation, shareholder proxy requirements and the timely disclosure of information.
      Legal principles relating to corporate affairs and the validity of corporate procedures, directors’ fiduciary duties and liabilities and shareholders’ rights for Indian corporations may differ from those that may apply in the U.S., which may make the consummation of a business combination with an Indian company more difficult. We therefore may have more difficulty in achieving our business objective.

Foreign currency fluctuations could adversely affect our ability to achieve our business objective.
      Because our business objective is to acquire one or more operating businesses with primary operations in India, changes in the U.S. dollar – Indian rupee exchange rate may affect our ability to achieve such objective. The exchange rate between the Indian rupee and the U.S. dollar has changed substantially in the last two decades and may fluctuate substantially in the future. If the U.S. dollar declines in value against the Indian rupee, any business combination will be more expensive and therefore more difficult to complete. Furthermore, we may incur costs in connection with conversions between U.S. dollars and Indian rupees, which may make it more difficult to consummate a business combination.

Certain sectors of the Indian economy are subject to government regulations that limit foreign ownership, which may adversely affect our ability to achieve our business objective which is to acquire one or more operating businesses with primary operations in India.
      The Indian government prohibits investments in certain sectors and limits the ownership in certain other sectors. We intend to avoid sectors in which foreign investment is disallowed. This could limit the possible number of acquisitions that are available for investment. The Indian government also regulates investments in certain other sectors (e.g. banking) by increasing the amount of ownership over time. The management team will evaluate the risk associated with investments in sectors in which ownership is restricted. However, there can be no guarantee that management will be correct in its assessment of political and policy risk associated with investments in general and in particular in sectors that are regulated by the Indian government. Any changes in policy could have an adverse impact on our ability to achieve our business objective which is to acquire one or more operating businesses with primary operations in India.
      If the relevant Indian authorities find us or the target business with which we ultimately complete a business combination to be in violation of any existing or future Indian laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	Levying fines;

•	Revoking our business and other licenses; and

•	Requiring that we restructure our ownership or operations.

The requirement that Indian companies provide accounting statements that are in compliance with U.S. Generally Accepted Accounting Principles (GAAP) may limit the potential number of acquisition targets.
      To meet the requirements of the United States Federal securities laws, in order to seek stockholder approval of a business combination, a proposed target business will be required to have certain financial statements which are prepared in accordance with, or which can be reconciled to GAAP and audited in accordance with U.S. Generally Accepted Auditing Standards (GAAS). GAAP and GAAS compliance may limit the potential number of acquisition targets.

If political relations between the U.S. and India weaken, it could make a target business’ operations less attractive.
      The relationship between the United States and India may deteriorate over time. Changes in political conditions in India and changes in the state of Indian-U.S. relations are difficult to predict and could adversely affect our future operations or cause potential target businesses to become less attractive. This could lead to a decline in our profitability. Any weakening of relations with India could have a material adverse effect on our operations after a successful completion of a business combination.

Because the Indian judiciary will determine the scope and enforcement under Indian law of almost all of our target business’ material agreements, we may be unable to enforce our rights inside and outside of India.
      Indian law will govern almost all of our target business’ material agreements, some of which may be with Indian governmental agencies. We cannot assure you that the target business or businesses will be able to enforce any of their material agreements or that remedies will be available outside of India. The inability to enforce or obtain a remedy under any of our future agreements may have a material adverse impact on our future operations.

FORWARD-LOOKING STATEMENTS
      This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include statements regarding, among others, (a) our expectations about possible business combinations, (b) our growth strategies, (c) our future financing plans, and (d) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “approximate,” “estimate,” “believe,” “intend,” “plan,” or “project,” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found in this prospectus. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, the events anticipated in the forward-looking statements may or may not occur. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
      The information contained in this prospectus identifies important factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.
      All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

USE OF PROCEEDS
      We estimate that the net proceeds of this offering will be set forth in the following table:

	Without Over-	With Over-
	Allotment Option	Allotment Option

Gross proceeds(1)	$120,000,000	$138,000,000
Offering expenses(2)
Underwriting discount (6% of gross proceeds)	7,200,000	8,280,000
Underwriting non-accountable expense allowance (2.5% of gross proceeds without the over-allotment option)	3,000,000	3,000,000
Legal fees and expenses (including blue sky services and expenses)	200,000	200,000
Miscellaneous expenses	39,855.38	39,855.38
Printing and engraving expenses	50,000	50,000
Accounting fees and expenses	25,000	25,000
SEC registration fee	46,844.61	46,844.61
NASD registration fee	40,300.01	40,300.01
Net proceeds
Held in trust	107,498,000	124,418,000
Not held in trust	1,900,000	1,900,000

Total net proceeds	$109,398,000	$126,318,000

Use of net proceeds not held in trust
Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination	400,000	(21.05)%
Due diligence of prospective target businesses	300,000	(15.79)%
Legal and accounting fees relating to SEC reporting obligations	150,000	(7.90)%
Administrative fees relating to office space ($7,500 per month for 24 months)	180,000	(9.47)%
Working capital to cover travel, miscellaneous expenses, D&O insurance and reserves	870,000	(45.79)%

Total(3)	$1,900,000	100.00%

(1)	Excludes the payment of $100 from Ferris, Baker Watts, Inc. for its purchase option, proceeds from the sale of units under the purchase option and proceeds from the exercise of any warrants.

(2)	A portion of the offering expenses have been paid from the funds we received from Mr. Mukunda as described below. These funds will be repaid out of the proceeds of this offering not being placed in trust upon consummation of this offering.

(3)	Rounded to the nearest whole percentage.
     We intend to use the proceeds from the sale of the units to acquire one or more operating businesses with primary operations in India.
      Of the net proceeds, $107,498,000, or $124,418,000 if the underwriters’ over-allotment option is exercised in full, of net proceeds will be placed in a trust account at United Bank maintained by Continental Stock Transfer & Trust Company acting as trustee. The proceeds will not be released from the trust account until the earlier of the completion of a business combination or our liquidation. The proceeds held in the trust account may be used as consideration to pay the sellers of a target business with which we ultimately complete a business combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target businesses.
      We have agreed to pay Integrated Global Networks, LLC or IGN, LLC, an affiliate of Mr. Mukunda, a monthly fee of $7,500 for general and administrative services including office space, utilities and secretarial support. This arrangement is for our benefit and is not intended to provide Mr. Mukunda, the Chief Executive Officer of IGN, LLC and our Chairman, Chief Executive Officer and President, with compensation in lieu of salary. We believe, based on rents and fees for similar services in the Washington, DC metropolitan area, that the fee charged by IGN, LLC is at least as favorable as we could have obtained from an unaffiliated third party. However, because our directors may not be deemed “independent”, we did not have the benefit of disinterested directors approving the transaction.
      We intend to use the excess working capital (approximately $1,900,000 for director and officer liability insurance premiums (approximately $125,000), with the balance being held in reserve for other expenses of travel to India, due diligence, legal accounting, and other expenses of structuring and negotiating business combinations, as well as for reimbursement of any out-of-pocket expenses incurred by our existing stockholders in connection with activities on our behalf as described below. We believe that the excess working capital will be sufficient to cover the foregoing expenses and reimbursement costs.
      We may not use all of the proceeds in the trust in connection with a business combination, either because the consideration for the business combination is less than the proceeds in trust or because we financed a portion of the consideration with our capital stock or debt securities. In that event, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target businesses, which may include subsequent acquisitions.
      Mr. Mukunda has loaned a total of $100,000 to us for the payment of offering expenses. The loan bears interest at a rate of 4% per year and will be payable on the earlier of April 30, 2006 or the consummation of this offering. The loan will be repaid out of the net proceeds of this offering not being placed in trust.
      The net proceeds of this offering that are not immediately required for the purposes set forth above will be invested only in United States “government securities,” defined as any Treasury Bill issued by the United States having a maturity of 180 days or less so that we are not deemed to be an investment company under the Investment Company Act of 1940. The interest income derived from investment of the net proceeds not held in trust during this period will be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is completed.
      We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 24 months, assuming that a business combination is not consummated during that time.
      No compensation of any kind (including finders and consulting fees) will be paid to any of our existing stockholders, or, any of their affiliates, other than to IGN, LLC in connection with the general and administrative services arrangement for services rendered to us prior to or in connection with the consummation of the business combination. However, our existing stockholders will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.
      A public stockholder will be entitled to receive funds from the trust account (including interest earned on his, her or its portion of the trust account) only in the event of our liquidation upon our failure to complete a business combination or if that public stockholder were to seek to convert such shares into cash in connection with a business combination which the public stockholder voted against and which we actually consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust account.

CAPITALIZATION
      The following table sets forth our capitalization at May 10, 2005 and as adjusted to give effect to the sale of our units and the application of the estimated net proceeds derived from the sale of our units:

	May 10, 2005

	Actual	As Adjusted

	(Audited)
Common Stock, $.0001 par value — 0 — and 3,998,000 shares which are subject to possible conversion, shares at conversion value	$—	$21,488,850

Stockholders’ equity
Preferred stock, $.0001 par value, 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value, 150,000,000 shares authorized; 3,500,000 shares issued and outstanding, 19,502,000 shares issued and outstanding (excluding 3,998,000 shares which are subject to possible conversion), as adjusted	350	1,950
Additional paid-in capital	17,150	87,924,700
Deficit accumulated during the development stage	(5,000)	(5,000)

Total stockholders’ equity	12,500	87,921,650

Total capitalization	$12,500	$109,410,500

      If we consummate a business combination, the conversion rights afforded to our public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of shares sold in this offering at a per-share conversion price equal to the amount in the trust account, inclusive of any interest thereon, as of the record date for determination of stockholders entitled to vote on a proposed business combination, divided by the number of shares sold in this offering.

DILUTION
      The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock that may be converted into cash), by the number of outstanding shares of our common stock.
      At May 10, 2005, our net tangible book value was a deficiency of approximately $67,500, or approximately $(0.02) per share of common stock. After giving effect to the sale of 20,000,000 shares of common stock included in the units (but excluding shares underlying the warrants included in the units), and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value (as decreased by the value of 3,998,000 shares of common stock which may be converted into cash) as of May 10, 2005 would have been approximately $87,921,650 or approximately $4.51 per share, representing an immediate increase in net tangible book value of $4.53 per share to the existing stockholders and an immediate dilution of $1.49 per share or approximately 24.83% to new investors not exercising their conversion rights.
      The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price		$6.00
Net tangible book value before this offering	$(.02)
Increase attributable to new investors	4.53

Pro forma net tangible book value after this offering		4.51

Dilution to new investors		$1.49

      Our pro forma net tangible book value after this offering has been reduced by approximately $21,469,260 because if we effect a business combination, the conversion rights to the public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the shares sold in this offering at a per-share conversion price equal to the amount in the trust account calculated as of the record date for determination of stockholders entitled to vote on a proposed business consummation, inclusive of any interest, divided by the number of shares sold in this offering.
      The following table sets forth information with respect to our existing stockholders and the new investors:

	Shares Purchased		Total Consideration
					Average Price
	Number	Percentage	Amount	Percentage	per Share

Existing stockholders	3,500,000	14.9%	$17,500	.0146%	$.005
New investors	20,000,000	85.1%	$120,000,000	99.9854%	6.00

Total	23,500,000	100.00%	$120,017,500	100.00%

      Our pro forma net tangible book value after this offering is calculated as follows:

Numerator:
Net tangible book value before this offering	$(67,500)
Proceeds from this offering	109,398,000
Accrued offering costs excluded from net tangible book value before this offering	80,000
Less: Proceeds held in trust subject to conversion to cash ($107,498,000 × 19.99%)	(21,488,850)

$87,921,650

Denominator:
Shares of common stock outstanding prior to this offering	3,500,000
Shares of common stock included in the units offered	20,000,000
Less: Shares subject to conversion (20,000,000 × 19.99%)	(3,998,000)

19,502,000

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      We were formed on April 29, 2005, as a blank check company for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in an unspecified industry, with operations primarily in India. We do not have any specific merger, capital stock exchange, asset acquisition or other similar business combination under consideration and have not had any discussions, formal or otherwise, with respect to such a transaction. We intend to use cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, to effect a business combination.
      The issuance of additional capital stock, including upon conversion of any convertible debt securities we may issue, or the incurrence of debt could have material consequences on our business and financial condition. The issuance of additional shares of our capital stock (including upon conversion of convertible debt securities):

•	may significantly reduce the equity interest of our stockholders;

•	will likely cause a change in control if a substantial number of our shares of common stock or voting preferred stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and may also result in the resignation or removal of one or more of our present officers and directors;

•	may adversely affect the voting power or other rights of holders of our common stock if we issue preferred stock with dividend, liquidation, conversion or other rights superior to the common stock; and

•	may adversely affect prevailing market prices for our common stock, warrants or units.
Similarly, the incurrence of debt:

•	may lead to default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

•	may cause an acceleration of our obligations to repay the debt even if we make all principal and interest payments when due if we breach the covenants contained in the terms of the debt documents, such as covenants that require the maintenance of certain financial ratios or reserves, without a waiver or renegotiation of such covenants;

•	may create an obligation to immediately repay all principal and accrued interest, if any, upon demand to the extent any debt securities are payable on demand; and

•	may hinder our ability to obtain additional financing, if necessary, to the extent any debt securities contain covenants restricting our ability to obtain additional financing while such security is outstanding, or to the extent our existing leverage discourages other potential investors.
      To date, our efforts have been limited to organizational activities. We have neither engaged in any operations nor generated any revenues to date.
      We estimate that the net proceeds from the sale of the units will be $109,398,000 (or $126,318,000 if the underwriters’ over-allotment is exercised in full), after deducting offering expenses of approximately $402,000 and underwriting discounts of approximately $7,200,000 (or $8,280,000 if the underwriters’ over-allotment option is exercised in full), including $3,000,000 evidencing the underwriters’ non-accountable expense allowance of 2.5% of the gross proceeds. Of this amount, $107,498,000, or $124,418,000 if the underwriters’ over-allotment option is exercised in full, will be held in trust and the remaining $1,900,000 in either case will not be held in trust. We will use substantially all of the net proceeds of this offering to acquire one or more operating businesses, including identifying and evaluating prospective acquisition candidates, selecting one or more operating businesses, and structuring, negotiating and consummating the business combination. However, we may not use all of the proceeds in the trust in connection with a business combination, either because the consideration for the business combination is less than the proceeds in trust or because we finance a portion of the consideration with our capital stock or debt securities. In that event, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business or businesses.
      We believe that, upon consummation of this offering, the funds available to us outside of the trust account will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. Over this time period, we anticipate making the following expenditures:

•	approximately $400,000 of expenses for legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination;

•	Approximately $300,000 of expenses for the due diligence and investigation of a target business;

•	approximately $150,000 of expenses in legal and accounting fees relating to our SEC reporting obligations;

•	approximately $180,000 of expenses in fees relating to our office space and certain general and administrative services; and

•	approximately $870,000 for travel, general working capital that will be used for miscellaneous expenses and reserves, including approximately $125,000 for director and officer liability insurance premium.
      We do not believe we will need additional financing following this offering in order to meet the expenditures required for operating our business. However, we may need to obtain additional financing to the extent such financing is required to consummate a business combination, in which case we may issue additional securities or incur debt in connection with such business combination.
      As of May 2, 2005, Mr. Mukunda loaned a total of $100,000 to us for payment of offering expenses. The loan bears interest at a rate of 4% per year and will be payable on the earlier of April 30, 2006 or the consummation of this offering. The loan will be repaid out of the proceeds of this offering not being placed in trust.
      We have agreed to pay IGN, LLC, an affiliate of Mr. Mukunda, a monthly fee of $7,500 for general and administrative services including office space, utilities and secretarial support. This arrangement is for our benefit and is not intended to provide Mr. Mukunda, Chief Executive Officer of IGN, LLC and our Chairman, Chief Executive Officer and President, with compensation in lieu of salary. We believe, based on rents and fees for similar services in the Washington, DC metropolitan area, that the fee charged by IGN, LLC is at least as favorable as we could have obtained from an unaffiliated third party. However, because our directors may not be deemed “independent”, we did not have the benefit of disinterested directors approving the transaction.

PROPOSED BUSINESS
Introduction
      We are a recently organized Maryland blank check company formed on April 29, 2005 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination or acquisition, one or more businesses with operations primarily in India. To date, our efforts have been limited to organizational activities.
      Country Focus: We intend to focus on finding opportunities with operations in India. We believe that India presents fairly unique opportunities to acquire target businesses because it has become one of the world’s largest democracies, and in recent years, has undergone significant deregulation of certain sectors of its economy. According to the 2001 World Factbook published by the U.S. Central Intelligence Agency, India’s economy, in terms of gross domestic product (GDP), the total value of goods and services produced in India, as measured by purchasing power parity (PPP), the relative value of a nation’s currency based on what the currency can buy in the country of origin, is the fourth largest in the world just behind Japan and ahead of Germany. The Indian economy is also currently transitioning from traditional farming and handicrafts to modern agriculture, modernized industries and services. Some basic facts relating to India as set forth in the 2001 World Factbook are:

•	India is the world’s second most populous country. The population of India is approximately 1.1 billion, with a total labor force of about 482 million (2004 estimate).

•	Inflation is approximately 4.2% (2004 estimate).

•	India’s exports are approximately $69.18 billion on a free on board basis (f.o.b.) (2004 estimate).

•	India’s top five export partners as of the end of 2003 are the following:

(1) United States (approximately 20.3%);

(2) China (approximately 6.3%);

(3) United Kingdom (approximately 5.2%);

(4) Hong Kong (approximately 4.7%); and

(5) Germany (approximately 4.3%).

•	India’s reserves of foreign exchange and gold are approximately $126 billion (2004 estimate).

•	The Indian currency is the rupee and over the past three years on average US $1.00 was equivalent to:

•	45.8692 Indian rupees in 2004,

•	46.5806 Indian rupees in 2003, and

•	48.6103 Indian rupees in 2002.
Determinate Factors for Acquisition Opportunities
      We believe that there is an opportunity to buy a business in India at an attractive valuation, which may lead to exceptional potential growth opportunity. There are two significant macro economic factors that we believe drive this opportunity:
      Rapidly Growing Economy: India has posted a growth rate of 6.8% since 1994 and, according to the World Factbook, has become the fourth largest economy in the world behind Japan in terms of PPP. However, the Japanese economy with a GDP of approximately $3.745 trillion is growing at a rate of approximately 2.9% compared to the Indian economy which is growing at a rate of approximately 6.2% and has a GDP of approximately $3.319 trillion. Below is a table illustrating GDP, as measured in terms of PPP, of the top eight economies and their growth rates.

	GDP as measured
	in terms of PPP	Growth rate
	(2004 estimate)	(2004 estimate)

U.S.	$11.75 trillion	4.4%
China	$7.262 trillion	9.1%
Japan	$3.745 trillion	2.9%
India	$3.319 trillion	6.2%
Germany	$2.362 trillion	1.7%
U.K.	$1.782 trillion	3.2%
France	$1.737 trillion	2.1%
Italy	$1.609 trillion	1.3%

Source: World Factbook published by the United States Central Intelligence Agency in 2004.
      A commitment to stability and economic reforms. Since mid-1991, the Indian government has committed itself to implementing an economic structural reform program with the objective of liberalizing India’s exchange and trade policies, reducing the fiscal deficit, controlling inflation, promoting a sound monetary policy, reforming the financial sector, and placing greater reliance on market mechanisms to direct economic activity. A significant component of the program is the promotion of foreign investment in key areas of the economy and the further development of, and the relaxation of restrictions in, the private sector. As a result, we believe the regulatory environment has become more favorable. We further believe that India has seen, and we believe that India will continue to see, the benefits from the deregulation of its economy. There are already a number of industry sectors that have been deregulated, whereby foreign investors may own and control Indian companies and profits may be reinvested in India or repatriated to the U.S. or to other foreign countries.
Identification of Industry Sectors
      While we are not limited to the sectors outlined below, we believe that there are two broad areas: (1) Business Process Outsourcing and Information Technology and (2) Infrastructure, that are illustrative of the opportunities that we may consider. We believe that some industry sectors are fragmented and present a greater opportunity for a capitalized entity to consolidate a number of the best middle tier companies in India. Our strategy in each of these sectors (as well as others we may consider) is to identify potential “market sector leaders” which we think will grow at a substantially faster rate than the overall economy. The two broad illustrative areas are as follows:

Business Process Outsourcing and Information Technology: Business Process Outsourcing or BPO typically refers to the act of transferring business processes to an outside provider in order to achieve cost savings while improving service quality. BPO extends beyond typical information technology outsourcing. A BPO service provider may take on a specific corporate function like customer service and/or help desk, or more complex and knowledge-based functions, such as human resources, accounting and finance, research and development, and monitoring of networks. A BPO service provider may also assume the responsibility for re-engineering and introducing best practices into processes that are outsourced. In this way, BPO is fast emerging as not just a cost saving mechanism, but a powerful strategic management tool in achieving business objectives. We believe that India has a well educated, English speaking middle class and a low wage base that will allow the BPO and Information Technology businesses to continue to grow. Within the BPO and Information Technology sector, we believe there are several compelling industries to explore, including, but not limited to:

•	Knowledge-based and Other Back Office Outsourcing: As labor costs for information technology and similar professionals soar in the U.S. and technology facilitates communication between persons in disparate parts of the world, we believe that the benefits of out-

sourcing knowledge-based and back office functions to countries such as India, will be increasingly utilized by businesses all over the world. We may consider sectors, such as software development, research and development, information technology, telecommunications outsourcing, financial services, and customer care.

•	Pharmaceutical and Health Services: As healthcare costs soar in the U.S., we believe that the benefits of outsourcing medical care, drug manufacturing or medical transcription to countries such as India, will be increasingly utilized in the healthcare industry and by consumers all over the world. For example, medical transcription (where medical dictation is converted by workers in India into print) is an area that has taken advantage of the lower labor rates in India and other countries. Other areas that are expected to benefit from outsourcing are generic drug manufacturing, drug trial testing, and telemedicine. For example, we might consider buying a middle tier generic drug manufacturer with a U.S. Federal Drug Administration approved manufacturing plant and combining it with a distributor in the U.S. to create a vertical generic drug manufacturing and distribution company.

Infrastructure: We believe that because of rapid economic growth there is a substantial demand for ongoing infrastructure improvements to support continued growth. We further believe that the rapid economic growth has created a growing middle class that has developed increasing buying power. As a result of these factors, we further believe there has been an increased growth opportunity for companies that develop and build infrastructure. Some middle tier infrastructure acquisition opportunities would include, among others, companies that build business complexes, residential housing and shopping complexes. We would also consider transportation companies, logistics companies or financial services companies operating within India as prospective middle tier infrastructure acquisition target businesses.
      While we may seek to effect a business combination with more than one target business, our initial business acquisition must be with one or more operating businesses whose fair market value, collectively, is at least equal to 80% of our net assets at the time of such acquisition. Consequently, if we cannot identify and acquire multiple operating businesses contemporaneously, we will need to identify and acquire a larger single operating business or a small number of similarly focused operating businesses.
      We do not have any specific merger, capital stock exchange, asset acquisition or other similar business combination under consideration and have not had any discussions, formal or otherwise, with respect to such a transaction.
Effecting a business combination
     General
      We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to use cash derived from the proceeds of this offering, our capital stock, debt or a combination of these to effect a business combination involving one or more operating businesses in India, in an unspecified industry. Although substantially all of the net proceeds of this offering are intended to be generally applied toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors will invest in us without an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, one or more operating businesses that do not need substantial additional capital but desire to establish a public trading market for their shares, while avoiding what they may deem to be adverse consequences of undertaking a public offering itself. We believe these include certain time delays, significant expense, loss of voting control and compliance with various federal and state securities laws. In the alternative, a business combination may involve one or more companies that may be financially unstable or in their early stages of development or growth.

     We have not identified any target business
      To date, we have not selected any target businesses. Subject to the requirement that our initial business combination must be with one or more operating businesses that, collectively, have a fair market value of at least 80% of our net assets at the time of the acquisition, we will have limited, if any, restrictions on our ability to identify and select prospective acquisition candidates. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target businesses with which we may ultimately complete a business combination. To the extent we effect a business combination with a financially unstable company or an entity in its early stage of development or growth, including entities without established records of sales or earnings; we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.
     Sources of target businesses
      We anticipate that acquisition candidates will be primarily derived from three possible sources: (1) the professional community, including, without limitation, investment bankers, attorneys and accountants, (2) quasi-governmental associations such as the International Finance Corporation, which is a member of the World Bank, and (3) the deregulation of industries by the government of India. In addition, we may receive acquisition candidates from other unaffiliated sources, including private equity and venture capital funds and public and private companies, who may present solicited or unsolicited proposals. Our officers, directors and special advisors and their affiliates may also bring to our attention acquisition candidates. We have also entered into a financial advisory agreement with Ferris, Baker Watts, Inc., the representative of the underwriters in this offering, whereby Ferris, Baker Watts, Inc., will serve as our exclusive financial advisor in connection with a business combination for a period of two years from the effective date of this offering. Pursuant to the terms of this agreement, Ferris, Baker Watts, Inc. will be entitled to receive two percent (2%) of the consideration associated with any business combination by us.
      Other than our advisory agreement with Ferris, Baker Watts, Inc., we do not presently anticipate engaging the services of professional firms that specialize in business acquisitions on any formal basis. Notwithstanding the foregoing, we may engage these firms in the future, in which event we may pay a finder’s fee or other compensation. In no event, however, will we pay any of our existing officers, directors, stockholders or any entity with which they are affiliated (other than IGN, LLC) any finder’s fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination.
     Selection of target businesses and structuring of a business combination
      Subject to the requirement that our initial business combination must be with one or more operating businesses that, collectively, have a fair market value of at least 80% of our net assets at the time of such acquisition, our management will have limited, if any, restrictions on our ability to identify and select prospective target businesses. In evaluating prospective target businesses, our management will likely consider, among other factors, the following:

•	financial condition, results of operation and repatriation regulations;

•	growth potential both in India and growth potential outside of India;

•	capital requirements;

•	experience and skill of management and availability of additional personnel;

•	competitive position;

•	barriers to entry into the businesses’ industries;

•	potential for compliance with GAAP, SEC regulations, Sarbanes Oxley requirements and capital requirements;

•	domestic and global competitive position and potential to compete in the U.S. and other markets;

•	position within a sector and barriers to entry;

•	stage of development of the products, processes or services;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services;

•	regulatory environment of the industry and the Indian government’s policy towards the sector; and

•	costs associated with effecting the business combination.
      These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination with one or more operating businesses will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating prospective target businesses, we intend to conduct an extensive due diligence review that will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information that will be made available to us.
      We will endeavor to structure a business combination so as to achieve the most favorable tax treatment to the target businesses, their stockholders, as well as our own stockholders and us. We cannot assure you, however, that the Internal Revenue Service or appropriate state tax or foreign tax authority will agree with our tax treatment of the business combination.
      The time and costs required to select and evaluate target businesses and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of prospective target businesses with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination. However, other than IGN, LLC, we will not pay any finders or consulting fees to our existing directors, officers, stockholders or special advisors, or any of their respective affiliates, for services rendered to or in connection with a business combination.
     Fair market value of target businesses
      The initial target businesses that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition. The fair market value of such businesses will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If our board is not able to independently determine that the target businesses have a sufficient fair market value or if a conflict of interest exists with respect to such determination, we will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the NASD with respect to the satisfaction of such criteria. However, we will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target businesses have sufficient fair market value.
     Possible lack of business diversification
      The net proceeds from this offering will provide us with approximately $109,398,000, which we may use to complete a business combination. While we may seek to effect a business combination with more than one target business, our initial business acquisition must be with one or more operating businesses whose fair market value, collectively, is at least equal to 80% of our net assets at the time of such acquisition. At the time of our initial business combination, we may not be able to acquire more than one target business because of various factors, including insufficient financing or the difficulties involved in consummating the contempora-

neous acquisition of more than one operating company; therefore, it is probable that we will have the ability to complete a business combination with only a single operating business, which may have only a limited number of products or services. The resulting lack of diversification may:

•	result in our dependency upon the performance of a single or small number of operating businesses;

•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services; and

•	subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination.
      In this case, we will not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities that may have the resources to complete several business combinations in different industries or different areas of a single industry so as to diversify risks and offset losses. Further, the prospects for our success may be entirely dependent upon the future performance of the initial target business or businesses we acquire.
      In addition, since our business combination may entail the contemporaneous acquisition of several operating businesses at the same time and may be with different sellers, we will need to convince such sellers to agree that the purchase of their businesses is contingent upon the simultaneous closings of the other acquisitions.
     Limited ability to evaluate the target business’ management
      Although we intend to closely scrutinize the management of prospective target businesses when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business’ management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company intending to embark on a program of business development. Furthermore, the future role of our officers, directors and special advisors, if any, in the target businesses cannot presently be stated with any certainty. While it is possible that one or more of our officers, directors and special advisors will remain associated with us in some capacity following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, we cannot assure you that our officers, directors and special advisors will have significant experience or knowledge relating to the operations of the particular target businesses acquired.
      Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target businesses. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.
     Opportunity for stockholder approval of business combination
      Prior to the completion of a business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, which, among other matters, will include a description of the operations of the target business and certain required financial information regarding the business.
      In connection with the vote required for our initial business combination, all of our existing stockholders, including all of our officers, directors, and our special advisor, have agreed to vote the shares of common stock owned by them in accordance with the majority of the shares of common stock voted by the public stockholders. We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 19.99% of the shares sold in this offering exercise their conversion rights.
     Conversion rights
      At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. The actual per-share conversion price will be equal to the amount in the trust account, inclusive of any interest (calculated as of the record date for determination of stockholders entitled to vote on a proposed business combination), divided by the number of shares sold in this offering. Without taking into any account interest earned on the trust account, the initial per-share conversion price would be approximately $5.37 or approximately $.63 less than the per-unit offering price of $6.00. An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of a business combination. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units. We will not complete any business combination if public stockholders, owning 20% or more of the shares sold in this offering, exercise their conversion rights.
     Liquidation if no business combination
      If we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months if the extension criteria described below have been satisfied, we will be dissolved and will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets. Our existing stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination, but only with respect to those shares of common stock acquired by them prior to this offering; they will participate in any liquidation distribution with respect to any shares of common stock acquired in connection with or following this offering. There will be no distribution from the trust account with respect to our warrants.
      If we were to expend all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share liquidation price would be approximately $5.37 or approximately $.63 less than the per-unit offering price of $6.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors that could be prior to the claims of our public stockholders. We cannot assure you that the actual per-share liquidation price will not be less than approximately $5.37, plus interest, due to claims of creditors. Messrs. Mukunda, Cherin and Krishna have agreed pursuant to an agreement with us and Ferris, Baker Watts, Inc. that, if we liquidate prior to the consummation of a business combination, they will be personally liable under certain circumstances to ensure that the proceeds of the trust account are not reduced by the claims of vendors or other entities that are owed money by us for services rendered or products sold to us in excess of the net proceeds of this offering not held in the trust account. We cannot assure you, however, that Messrs. Mukunda, Cherin and Krishna will be able to satisfy those obligations.
      If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of this offering, but are unable to complete the business combination within the 18-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so by the expiration of the 24-month period from the consummation of this offering, we will then liquidate. Upon notice from us, the trustee of the trust account will commence liquidating the investments constituting the trust account and will turn over the proceeds to our transfer agent for distribution to our public stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 18-month or 24-month period.
      Our public stockholders shall be entitled to receive funds from the trust account only in the event of our liquidation or if the stockholders seek to convert their respective shares into cash upon a business combination that the stockholder voted against and that is actually completed by us. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.
Competition
      In identifying, evaluating and selecting target businesses, we may encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of target businesses. Further:

•	our obligation to seek stockholder approval of a business combination or obtain the necessary financial statements to be included in the proxy materials to be sent to stockholders in connection with a proposed business combination may delay the completion of a transaction;

•	our obligation to convert into cash shares of common stock held by our public stockholders in certain instances may reduce the resources available to us for a business combination; and

•	our outstanding warrants and the purchase option granted to Ferris, Baker Watts, Inc., and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.
      Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately-held entities having a similar business objective as ours in acquiring a target business on favorable terms.
      If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target businesses. In particular, certain industries that experience rapid growth frequently attract an increasingly larger number of competitors, including competitors with increasingly greater financial, marketing, technical and other resources than the initial competitors in the industry. The degree of competition characterizing the industry of any prospective target business cannot presently be ascertained. We cannot assure you that, subsequent to a business combination, we will have the resources to compete effectively, especially to the extent that the target businesses are in high-growth industries.
Facilities
      We do not own any real estate or other physical properties materially important to our operation. Our headquarters are located at 4336 Montgomery Avenue, Bethesda, Maryland, 20814. The cost of this space is included in the $7,500 per month fee IGN, LLC charges us for general and administrative service pursuant to a letter agreement between us and IGN, LLC. We believe that our office facilities are suitable and adequate for our business as it is presently conducted.
Employees
      We currently have two officers, both of whom are also members of our board of directors, as well as a special advisor. We have no other employees. These individuals are not obligated to devote their full time to our matters and intend to devote only as much time as they deem necessary to our affairs. We do not intend to have any full time employees prior to the consummation of a business combination.

Legal Proceedings
      We are not involved in nor a party to any material legal proceedings.
Periodic Reporting and Audited Financial Statements
      On or about the date on which the SEC declares effective the registration statement, we will register our units, common stock and warrants under the Securities Exchange Act of 1934, and thereafter will have reporting obligations thereunder, including the requirement that we file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent registered public accounting firm.
      We will not acquire a target business if audited financial statements based on United States generally accepted accounting principles cannot be obtained for the target business. Additionally, our management will provide stockholders with audited financial statements, prepared in accordance with generally accepted accounting principles, of the prospective businesses as part of the proxy solicitation materials sent to stockholders to assist them in assessing a business combination. Our management believes that the requirement of having available audited financial statements for the target businesses will not materially limit the pool of potential target businesses available for acquisition.
Comparison to offerings of blank check companies
      The following table compares and contrasts the terms of our offering and the terms of an offering by blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering

Escrow of offering proceeds	$107,498,000 of the net offering proceeds will be deposited into a trust account located at United Bank Inc., and maintained by Continental Stock Transfer & Trust Company acting as trustee.	$98,820,000 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.
Investment of net proceeds	The $107,498,000 of net offering proceeds held in trust will only be invested in U.S. “government securities,” defined as any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less.	Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.
Limitation on fair value or net assets of target business	The initial target businesses that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition.	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represent at least 80% of the maximum offering proceeds.

	Terms of Our Offering	Terms Under a Rule 419 Offering

Trading of securities issued	The units may commence trading on or promptly after the date of this prospectus. The common stock and warrants comprising the units will begin to trade separately on the 90th day after the date of this prospectus unless Ferris, Baker Watts, Inc. informs us of its decision to allow earlier separate trading, provided we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Form 8-K.	No trading of the units or the underlying common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.
Exercise of the warrants	The warrants cannot be exercised until the later of the completion of a business combination or one year from the date of this prospectus and, accordingly, will only be exercised after the trust account has been terminated and distributed.	The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.
Election to remain an investor	We will give our stockholders the opportunity to vote on the business combination. In connection with seeking stockholder approval, we will send each stockholder a proxy statement containing information required by the SEC. A stockholder following the procedures described in this prospectus is given the right to convert his or her shares into his or her pro rata share of the trust account. However, a stockholder who does not follow these procedures or a stockholder who does not take any action would not be entitled to the return of any funds.	A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post- effective amendment, to notify the company of their election to remain an investor. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.

	Terms of Our Offering	Terms Under a Rule 419 Offering

Business combination deadline	A business combination must occur within 18 months after the consummation of this offering or within 24 months after the consummation of this offering if a letter of intent, agreement in principal or definitive agreement relating to a prospective business combination was entered into prior to the end of the 18-month period.	If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.
Release of funds	The proceeds held in the trust account will not be released until the earlier of the completion of a business combination or our liquidation upon our failure to effect a business combination within the allotted time.	The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within the allotted time.

MANAGEMENT
Directors, Executive Officers and Special Advisors
      Our current directors, executive officers and special advisors are as follows:

Name	Age	Position

Ram Mukunda	46	Chairman of the Board, Chief Executive Officer and President
John Cherin	63	Chief Financial Officer, Treasurer, Secretary and Director
Dr. Ranga Krishna	46	Special Advisor
      Mr. Ram Mukunda, has served as our Chairman of the Board, Chief Executive Officer and President since our inception. Since September, 2004 Mr. Mukunda has served as Chief Executive Officer of Integrated Global Networks, LLC, a communications contractor in the U.S. Government space. From January, 1999 to May, 2004, Mr. Mukunda served as Founder, Chairman and Chief Executive Officer of Startec Global Communications, an international telecommunications carrier focused on providing voice over Internet protocol (VOIP) services into the emerging economies. Startec filed for protection under Chapter 11 in December 2001 and emerged from Chapter 11 in 2004. Ferris, Baker Watts, Inc., the representative of the underwriters for this offering, acted as the managing underwriter in connection with the initial public offering of Startec in 1997, and one of its executives is also a member of the board of directors of Startec.
      From June 1987 to January 1990, Mr. Mukunda served as Strategic Planning Advisor at INTELSAT, a provider of satellite capacity. Mr. Mukunda serves on the Board of Visitors at the University of Maryland, School of Engineering. Mr. Mukunda is the recipient of several awards, including the University of Maryland’s 2001 Distinguished Engineering Alumnus Award and the 1998 Ernst & Young, LLP’s Entrepreneur of the Year Award. He holds a masters degree in Engineering from the University of Maryland.
      Mr. John Cherin, has served as our Chief Financial Officer, Treasurer, Secretary and Director since our inception. Since 1998, Mr. Cherin has acted as a consultant and the principal of various partnerships, such as Cherin Global Community LC, Cherin Group LLC, Dolphin LLC, Infinity Global LLC and Cruising Global Inc. From 1966 through 1998 he worked at Arthur Andersen, an independent registered public accounting firm. Mr. Cherin was admitted to the worldwide partnership in 1977. Mr. Cherin served as a Senior Partner from March, 1993 to June 1998. From October 1984 to March 1993 Mr. Cherin ran the Enterprise practice for the metropolitan Washington area. Prior to that, Mr. Cherin ran the entrepreneurial practice in South Florida from September, 1977 to October, 1984. Mr. Cherin holds a BA degree from Northeastern University in Boston.
      Dr. Ranga Krishna, has served as our Special Advisor since our inception. Since 1996, he has been in private practice as a Neurologist and a Neurophysiologist. In September 1999, he co-founded Fastscribe, Inc., an Internet-based medical and legal transcription company with its operations in India. He has served as a director of Fastscribe since September 1999. In February 2003, Dr. Krishna founded International Pharma Trials, Inc., a company which assists U.S. pharmaceutical companies performing Phase II clinical trials, and he is currently the Chairman and CEO. In April 2004, Dr. Krishna founded Global Medical Staffing Solutions, Inc., a company that recruits nurses and other medical professionals from India and the Philippines and places them in U.S. hospitals; he is currently serving as the Chairman and CEO. Dr. Krishna is a member of several organizations, including the American Academy of Neurology and the Medical Society of the State of New York. He is also a member of the Medical Arbitration panel for the New York State Worker’s Compensation Board. Dr. Krishna was trained at New York’s Mount Sinai Medical Center (1991-1994) and New York University (1994-1996).
      Our board of directors is divided into three classes (Class A, Class B and Class C) with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the Class A directors will expire at our first annual meeting of stockholders. There are currently no Class A directors. The term of office of the Class B directors, consisting of Mr. Cherin, will expire at the second annual meeting of stockholders. The term of office of the Class C directors, consisting of Mr. Mukunda, will expire at the third annual meeting of stockholders.

      These individuals will play a key role in identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating its acquisition. None of these individuals has been a principal of or affiliated with a public company or blank check company that executed a business plan similar to our business plan and none of these individuals is currently affiliated with such an entity. However, we believe that the skills and expertise of these individuals, their collective access to acquisition opportunities and ideas, their contacts, and their transaction expertise should enable them to successfully identify and evaluate prospective acquisition candidates, select target businesses and structure, negotiate and consummate a business combination, although we cannot assure you that they will, in fact, be able to do so.
Executive Compensation
      Other than IGN, LLC, no executive officer or any affiliate of an executive officer has received any cash compensation for services rendered. We have agreed to pay IGN, LLC, an affiliate of Mr. Mukunda, a monthly fee of $7,500 for general and administrative services including office space, utilities and secretarial support. This arrangement is for our benefit and is not intended to provide Mr. Mukunda, Chief Executive Officer of IGN, LLC and our Chairman, Chief Executive Officer and President, with compensation in lieu of salary. We believe, based on rents and fees for similar services in the Washington, DC metropolitan area, that the fee charged by IGN, LLC is at least as favorable as we could have obtained from an unaffiliated third party. However, because our directors may not be deemed “independent”, we did not have the benefit of disinterested directors approving the transaction.
      Other than the $7,500 fee paid to IGN, LLC, no compensation of any kind, including finder’s and consulting fees, will be paid to any of our existing stockholders, including our officers, directors and special advisors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. If all of our directors are not deemed “independent,” we will not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Prior Share Issuances
      On May 5, 2005, we issued 3,500,000 shares for an aggregate consideration of $17,500 in cash, at an average purchase price of approximately $.005 per share, as follows:

	Number of
Name	Shares	Relationship to Us

Ram Mukunda	2,500,000	Chairman of the Board, Chief Executive Officer and President
John Cherin	500,000	Chief Financial Officer, Treasurer, Secretary and Director
Dr. Ranga Krishna	500,000	Special Advisor
      The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to an agreement to be signed prior to or on the date of this prospectus. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which the lock-up period expires. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to such date. We will bear the expenses incurred in connection with the filing of any such registration statements.
      The existing stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination, but only with respect to those shares of common stock acquired by them prior to this offering; therefore, they will participate in any liquidation distribution with respect to any shares of common stock acquired in connection with or following this offering. In addition, in connection with the vote required for our initial business combination, all of our existing stockholders, including all of our officers, directors and special advisors, have agreed to vote the shares of common stock owned by them in accordance with the majority of the shares of common stock voted by the public stockholders.
Conflicts of Interest
      Investors should be aware of the following potential conflicts of interest:

•	None of our officers, directors and special advisors are required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating management time among various business activities.

•	In the course of their other business activities, our officers, directors and special advisors may become aware of investment and business opportunities that may be appropriate for presentation to us as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see the previous section entitled “Management.”

•	We may also determine to effect a business combination with another entity that is affiliated with one or more of our existing stockholders.

•	Our officers, directors and special advisors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by us.

•	Because our directors and special advisors own shares of our common stock that will be subject to lock-up agreements restricting their sale until six months after a business combination is successfully completed, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination. The personal and financial interests of our directors, officers and special advisors may influence their motivation in identifying and selecting target businesses and completing a business combination in a timely manner.

•	IGN, LLC, an affiliate of Mr. Mukunda, has agreed that, commencing on the effective date of this prospectus through the acquisition of a target business, it will make available to us office space and certain general and administrative services, as we may require from time to time. We have agreed to pay IGN, LLC $7,500 per month for these services. Mr. Mukunda is the Chief Executive Officer of IGN, LLC. As a result of this affiliation, Mr. Mukunda will benefit from the transaction to the extent of his interest in IGN, LLC. However, this arrangement is solely for our benefit and is not intended to provide Mr. Mukunda with compensation in lieu of a salary. We believe, based on rents and fees for similar services in the Bethesda, Maryland metropolitan area, that the fee charged by IGN, LLC is at least as favorable as we could have obtained from an unaffiliated third party. However, as our directors may not be deemed “independent,” we did not have the benefit of disinterested directors approving this transaction.
      In general, officers and directors of a corporation incorporated under the laws of the State of Maryland are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.
      Accordingly, as a result of the multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above listed criteria to other entities. For example, Mr. Mukunda has pre-existing fiduciary obligations that arise as a result of his affiliation with IGN, LLC. Although we believe it is unlikely that IGN, LLC would seek to acquire businesses that we target, we cannot assure you that this will not occur. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.
      In order to minimize potential conflicts of interest that may arise from multiple corporate affiliations, each of our officers, directors and special advisors has agreed, until the earliest of a business combination, our liquidation or such time as he ceases to be an officer or director, to present to us for our consideration, prior to presentation to any other entity, any business opportunity which may reasonably be required to be presented to us under Maryland law, subject to any pre-existing fiduciary obligations they might have.
      In connection with the vote required for any business combination, all of our existing stockholders (which includes all of our officers, directors and special advisors) have agreed to vote their respective shares of common stock in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold in this offering. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution, but only with respect to those shares of common stock acquired by them prior to this offering.
      To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our existing stockholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial perspective.
      Mr. Mukunda has loaned a total of $100,000 to us for the payment of offering expenses. The loan bears interest at a rate of 4% per year and will be payable on the earlier of April 30, 2006 or the consummation of this offering. The loan will be repaid out of the proceeds of this offering not being placed in trust.
      We will reimburse our officers, directors and special advisors for any out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

      Other than the reimbursable out-of-pocket expenses payable to our officers, directors and our special advisor, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of our existing stockholders, officers, directors, or our special advisor who owned our common stock prior to this offering, or, other than under the general and administrative services arrangement with IGN, LLC, to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.
      All ongoing and future transactions between us and any of our officers, directors, special advisors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel.

PRINCIPAL STOCKHOLDERS
      We issued an aggregate of 3,500,000 shares of our common stock to our officers, directors and special advisors for an aggregate consideration of $17,500. The following table sets forth information regarding the beneficial ownership of our common stock as of May 10, 2005, and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus (assuming no purchase of additional units by our officers and directors in this offering), by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our executive officers, directors and our special advisor; and

•	all our officers and directors as a group.
      Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Amount and	Approximate Percentage of
	Nature of	Outstanding Common Stock
Name and Address of	Beneficial
Beneficial Owner(1)	Ownership	Before Offering	After Offering

Ram Mukunda	2,500,000	71.43%	10.64%
John Cherin	500,000	14.29%	2.13%
Ranga Krishna	500,000	14.29%	2.13%
All directors and executive officers as a group (2 individuals)		85.7%	12.8%

(1)	Unless otherwise noted, the business address of each of the following is 4336 Montgomery Avenue, Bethesda, Maryland, 20814
      Immediately after this offering, our existing stockholders, which include all of our officers, directors and special advisors, collectively, will beneficially own approximately 14.9% of the then issued and outstanding shares of our common stock. Because of this ownership block, these stockholders may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions, other than approval of a business combination.
      All of the shares of our common stock outstanding prior to the date of this prospectus will be subject to lock-up agreements between us, the holders of the shares and Ferris, Baker Watts, Inc. restricting the sale of such shares until six months after a business combination is successfully completed. During the lock-up period, the holders of the shares will not be able to sell or transfer their shares of common stock except in certain limited circumstances such as to their spouses and children or trusts established for their benefit, but will retain all other rights as our stockholders, including without limitation, the right to vote their shares of common stock. If we are unable to effect a business combination and liquidate, none of our existing stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of this prospectus.
      Mr. Mukunda has agreed with Ferris, Baker Watts, Inc. that after this offering is completed and within the first 90 calendar days after the separate trading of the warrants has commenced, he or certain of his designees collectively may place bids for and, if their bids are accepted, purchase up to $980,000 of warrants (at least 1,400,000 warrants) in the public marketplace at prices not to exceed $.70 per warrant. They have further agreed that any warrants purchased by him or his designees will not be sold or transferred until the earlier of the completion of a business combination or the distribution of the trust account to our public stockholders. In addition, subject to any regulatory restrictions and within the first 90 days after separate trading of the Warrants has commenced, the representative of the underwriters in this offering, or certain of its principals, affiliates or designees has agreed to purchase up to $1,820,000 (at least 2,600,000 warrants) of our warrants in the public marketplace at prices not to exceed $0.70 per warrant.

      Our officers, directors and existing stockholders, and their affiliates, friends and family members have indicated that they may purchase up to $                    of units in the offering through a directed program. The existing stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination, but only with respect to those shares of common stock acquired by them prior to this offering; they will participate in any liquidation distribution with respect to any shares of common stock acquired in connection with or following this offering.
      In addition, in connection with the vote required for our initial business combination, all of our existing stockholders, including all of our officers, directors and our special advisor, have agreed to vote the shares of common stock owned by them in accordance with the majority of the shares of common stock voted by the public stockholders.
      Messrs. Mukunda, Cherin and Krishna may be deemed to be our “parent”, “founder” and “promoter,” as these terms are defined under the Federal securities laws.

DESCRIPTION OF SECURITIES
General
      We are authorized to issue 150,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of May 10, 2005, 3,500,000 shares of common stock are outstanding, held by 3 record holders and no shares of preferred stock are outstanding. We anticipate that prior to the offering an additional 1,500,000 shares will be issued to our officers, directors and special advisors. No shares of preferred stock are currently outstanding.
Units
      Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock. Each of the common stock and warrants will trade separately on the 90th day after the date of this prospectus unless Ferris, Baker Watts, Inc. determines that an earlier date is acceptable. In no event may the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K that includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K that includes this audited balance sheet upon the consummation of this offering, which is anticipated to take place three business days after the date of this prospectus. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Current Report on Form 8-K.
Common stock
      Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for our initial business combination, all of our existing stockholders, including all of our officers, directors and our special advisor, have agreed to vote the shares of common stock owned by them in accordance with the majority of the shares of common stock voted by the public stockholders. Additionally, our existing stockholders, officers, directors and our special advisor will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.
      We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights discussed below.
      Our board of directors is divided into three classes (Class A, Class B and Class C), each of which will generally serve for a term of three years with only one class of directors being elected in each year. There are currently no Class A directors. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
      If we are forced to liquidate prior to a business combination, our public stockholders are entitled to share ratably in the trust account, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. The existing stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination, but only with respect to those shares of common stock acquired by them prior to this offering; they will participate in any liquidation distribution with respect to any shares of common stock acquired in connection with or following this offering.
      Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.
Preferred stock
      Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Warrants
      No warrants are currently outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; or

•	one year from the date of this prospectus.
      The warrants will expire five years from the date of this prospectus at 5:00 p.m., Washington, DC time. We may call the warrants for redemption,

•	in whole and not in part,

•	at a price of $.01 per warrant at any time after the warrants become exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day before we send notice of redemption to warrant holders.
      The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
      The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.
      The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

      No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.
      No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.
Purchase Option
      We have agreed to sell to Ferris, Baker Watts, Inc. an option to purchase up to a total of 1,500,000 units at a per-unit price of $7.50 (125% of the price of the units sold in the offering). The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). For a more complete description of the purchase option, see the section below entitled “Underwriting — Purchase Option.”
Dividends
      We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.
Our Transfer Agent and Warrant Agent
      The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company.
Shares Eligible for Future Sale
      Immediately after this offering, we will have 23,500,000 shares of common stock outstanding, or 26,500,000 shares if the underwriters’ over-allotment option is exercised in full. Of these shares, the 20,000,000 shares sold in this offering, or 23,000,000 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act of 1933. All of the remaining 3,500,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those will be eligible for sale under Rule 144 until the one year holding period has elapsed with respect to each purchase. Notwithstanding the foregoing, all of those shares have been placed in escrow and will not be transferable until six months after a business combination and will only be transferred prior to that date subject to certain limited exceptions.

Rule 144
      In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 235,000 shares immediately after this offering (or 265,000 if the underwriters’ exercise their over-allotment option); and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
      Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)
      Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales
      The SEC has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an “underwriter” under the Securities Act of 1933 when reselling the securities of a blank check company. Accordingly, the SEC believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.
Registration Rights
      The officer, director and our special advisor holders of our 3,500,000 shares of common stock that we expect will be issued and outstanding on the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which the lock-up period expires. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to such date. We will bear the expenses incurred in connection with the filing of any such registration statements.

UNDERWRITING
      In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Ferris, Baker Watts, Inc. is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below:

Underwriters	Number of Units

Ferris, Baker Watts, Inc.
Total	20,000,000

      A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.
State Blue Sky Information
      We will offer and sell the units to retail customers only in Colorado, Delaware, the District of Columbia, Florida, Hawaii, Illinois, Indiana, Maryland, New York and Rhode Island. In New York and Hawaii, we have relied on exemptions from the state registration requirements for transactions between an issuer and an underwriter involving a firm-commitment underwritten offering. In the other states, we have applied to have the units registered for sale and will not sell the units to retail customers in these states until such registration is effective (including in Colorado, pursuant to 11-51-302(6) of the Colorado Revised Statutes).
      If you are not an institutional investor, you may purchase our securities in this offering only in the jurisdictions described directly above. Institutional investors in every state except in Idaho, Oregon and South Dakota may purchase the units in this offering pursuant to exemptions provided to such entities under the Blue Sky laws of various states. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.
      Under the National Securities Markets Improvement Act of 1996, the resale of the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, are exempt from state registration requirements because we will file periodic and annual reports under the Securities Exchange Act of 1934. However, states are permitted to require notice filings and collect fees with regard to these transactions and a state may suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid. Alabama, Arizona, Colorado, Connecticut, Florida, Georgia, Hawaii, Indiana, Louisiana, Maine, Missouri, Nevada, New York, North Carolina, Ohio, Pennsylvania, Utah, Virginia, Washington, and Wisconsin do not presently require any notice filings or fee payments. Delaware, the District of Columbia, Kansas, Maryland, Michigan, New Hampshire, Rhode Island, South Carolina, Texas and Vermont permit the resale of the units, and the common stock and warrants comprising the units, once they become separately transferable, if the proper notice filings have been made and fees paid. As of the date of this prospectus, we have not determined in which, if any, of these states we will submit the required filings or pay the required fee. Additionally, if any of these states that has not yet adopted a statute relating to the National Securities Markets Improvement Act adopts such a statute in the future requiring a filing or fee or if any state amends its existing statutes with respect to its requirements, we would need to comply with those new requirements in order for the securities to continue to be eligible for resale in those jurisdictions.
      Despite the exemption from state registration provided by the National Securities Markets Improvement Act, described above, the following states, regardless of whether they require a filing to be made or fee to be paid, have advised us that they do not recognize this act as a basis for exempting the registration of resales in their states of securities issued in blank check offerings: Alaska, Arkansas, California, Illinois, Iowa, Kentucky, Massachusetts, Minnesota, Mississippi, Montana, Nebraska, New Jersey, New Mexico, North Dakota, Oklahoma, Oregon, Puerto Rico, Tennessee, West Virginia and Wyoming. We do not intend to register the resale of the securities sold in this offering in these states.

      However, we believe that the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, will be eligible for sale on a secondary market basis in each of the following states, without any notice filings or fee payments, based upon the availability of another applicable exemption from the states registration requirements:

•	immediately in Delaware, the District of Columbia, Illinois, Kentucky, Maryland and Rhode Island;

•	commencing 90 days after the date of this prospectus in Iowa and New Mexico; and

•	commencing 180 days from the date of this prospectus in Massachusetts.
      Idaho, Oregon and South Dakota have informed us that they do not permit the resale in their states of securities issued in blank check offerings, without exception. We will amend this prospectus for the purpose of disclosing additional states, if any, which advise us that our securities will be eligible for secondary trading without registration.
Pricing of Securities
      We have been advised by the representative that the underwriters propose to offer the units to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $           per unit.
      Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business in India at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.
      However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.
Over-Allotment Option
      We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 3,000,000 additional units for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The underwriters may exercise that option if the underwriters sell more units than the total number set forth in the table above. If any units underlying the option are purchased, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and Discounts
      The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Unit	Without Option	With Option

Public Offering Price	$6.00	$120,000,000.00	$138,000,000.00
Discount	$0.36	$7,200,000.00	$8,280,000.00
Non-accountable Expense Allowance	$0.15	$3,000,000.00	$3,000,000.00

Proceeds Before Expenses(1)	$5.49	$109,800,000.00	$126,720,000.00

(1)	The offering expenses are estimated as $402,000.
Purchase Option
      We have agreed to sell to Ferris, Baker Watts, Inc., for $100, an option to purchase up to a total of 1,500,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the units have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $7.50 per unit (125% of the price of the units sold in the offering) commencing on the later of the consummation of a business combination and one year from the date of this prospectus and expiring five years from the date of this prospectus. The purchase option and the 1,500,000 units, the 1,500,000 shares of common stock and the 3,000,000 warrants underlying such units, and the 3,000,000 shares of common stock underlying such warrants, may not be sold, transferred, assigned, pledged or hypothecated for a one year period following the date of this prospectus. However, the purchase option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.
      Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part of, the purchase option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of 1933 of the securities directly and indirectly issuable upon exercise of the purchase option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the purchase option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the purchase option will not be adjusted for issuances of common stock at a price below its exercise price.
Regulatory Restrictions on Purchase of Securities
      Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed a specified maximum.

•	Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative may engage in syndicate covering transactions by purchasing our securities in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

•	Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.
      Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages resales of the securities.
      Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the OTC Bulletin Board, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.
Directed Unit Program
      We currently anticipate that we will undertake a directed unit program, pursuant to which we will direct the underwriters to reserve up to                     of our units for sale at the initial public offering price to stockholders, directors, officers, persons who are associated with us and certain of their friends and family members. The number of our units available for sale to the general public in the public offering will be reduced to the extent these persons purchase any reserved units. Any units not so purchased will be offered by the underwriters to the general public on the same basis as other units offered hereby. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, in connection with sales of directed units.
Other Terms
      We have granted Ferris, Baker Watts, Inc. for a period of two years from the later of our consummation of a business combination or one year after the effective date of the registration statement, the right to send a representative (who need not be the same individual from meeting to meeting) to observe each meeting of our board of directors. Each such representative will be required to sign a customary confidentiality agreement. We agree to give Ferris, Baker Watts, Inc. written notice of each such meeting and to provide Ferris, Baker Watts, Inc. with such items as are provided to the other directors.
      We have also entered into a financial advisory agreement with Ferris, Baker Watts, Inc., the representative of the underwriters in this offering, whereby Ferris, Baker Watts, Inc., will serve as our exclusive financial advisor in connection with a business combination for a period of two years from the effective date of this offering. Pursuant to the terms of this agreement, Ferris, Baker Watts, Inc. will be entitled to receive two percent (2%) of the consideration associated with any business combination by us.
      Although they are not obligated to do so, any of the underwriters may introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future, other than our agreement with Ferris Baker Watts, Inc., the representative of the underwriters in this offering, there are no preliminary agreements or understandings between any of the underwriters and any potential targets. We are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, but if we do, we may pay the underwriters a finder’s fee that would be determined at that time in an arm’s length negotiation where the terms would be fair and reasonable to each of the interested parties; provided that no agreement will be entered into and no fee will be paid prior to the one year anniversary of the date of this prospectus.
Indemnification
      We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in this respect.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions of our Articles of Incorporation and our By-laws, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
LEGAL MATTERS
      Seyfarth Shaw LLP will pass upon the validity of the securities offered in this prospectus for us. Certain legal matters with respect to this offering will be passed upon for the underwriters by Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP.
EXPERTS
      The financial statements of India Globalization Capital, Inc. on May 10, 2005 and for the period from April 29, 2005 (date of inception) through May 10, 2005 appearing in this prospectus and in the registration statement have been included herein in reliance upon the report of Goldstein Golub Kessler LLP, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act of 1933, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

INDIA GLOBALIZATION CAPITAL, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
India Globalization Capital, Inc.
      We have audited the accompanying balance sheet of India Globalization Capital, Inc. (a development stage company) as of May 10, 2005 and the related statements of operations, stockholders’ equity and cash flows for the period from April 29, 2005 (date of inception) through May 10, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of India Globalization Capital, Inc. as of May 10, 2005 and the results of its operations and its cash flows for the period from April 29, 2005 (date of inception) through May 10, 2005 in conformity with United States generally accepted accounting principles.
Goldstein Golub Kessler LLP
New York, New York
May 11, 2005

INDIA GLOBALIZATION CAPITAL, INC.
(a development stage company)
BALANCE SHEET

May 10, 2005

ASSETS
Current assets:
Cash	$120,000

Total current assets:	120,000
Deferred offering costs	80,000

Total assets	$200,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$85,000
Due to stockholder	2,500
Note payable to stockholder	100,000

Total current liabilities	187,500

COMMITMENT
STOCKHOLDERS’ EQUITY
Preferred stock — $.0001 par value; 1,000,000 shares authorized; 0 issued and outstanding	—
Common stock — $.0001 par value; 150,000,000 shares authorized; 3,500,000 issued and outstanding	350
Additional paid-in capital	17,150
Deficit accumulated during the development stage	(5,000)

Total stockholders’ equity	12,500

Total liabilities and stockholders’ equity	$200,000

INDIA GLOBALIZATION CAPITAL, INC.
(a development stage company)
STATEMENT OF OPERATIONS

April 29, 2005
(Date of Inception)
through
May 10, 2005

Legal and formation costs	$5,000

Net loss for the period	$(5,000)

Net loss per share	$(0)

Weighted average number of shares outstanding — basic and fully diluted	3,500,000

See notes to financial statements

INDIA GLOBALIZATION CAPITAL, INC.
(a development stage company)
STATEMENT OF STOCKHOLDERS’ EQUITY

				Deficit
				Accumulated
	Common Stock		Additional	During the	Total
			Paid-In	Development	Stockholders’
	Shares	Amount	Capital	Stage	Equity

Issuance of common stock to founders at $.0005 per share on May 5, 2005	3,500,000	$350	$17,150		$17,500
Net loss				$(5,000)	(5,000)

Balance — May 10, 2005	3,500,000	$350	$17,150	$(5,000)	$12,500

See notes to financial statements

INDIA GLOBALIZATION CAPITAL, INC.
(a development stage company)
STATEMENT OF CASH FLOWS

April 29, 2005
(Date of Inception)
through
May 10, 2005

Cash flows from operating activities:
Net loss	$(5,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Changes in:
Accrued expenses	5,000

Net cash provided by operating activities	—

Cash flows from financing activities:
Increase in amount due to stockholder	2,500
Issuance of common stock to founders	17,500
Proceeds from note payable to stockholder	100,000

Cash provided by financing activities	120,000

Net increase in cash and cash at end of period	$120,000

Non cash financing activity: accrual of deferred offering costs	$80,000

See notes to financial statements

INDIA GLOBALIZATION CAPITAL, INC.
(a development stage company)
NOTES TO FINANCIAL STATEMENTS
May 10, 2005
NOTE A — ORGANIZATION AND BUSINESS OPERATIONS
      India Globalization Capital, Inc. (the “Company”) was incorporated in Maryland on April 29, 2005. The Company was formed to serve as a vehicle for the acquisition of an operating business in an unspecified industry located in India through a merger, capital stock exchange, asset acquisition or other similar business combination. The Company has neither engaged in any operations nor generated significant revenue to date. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. As such, the Company has no operating results through May 10, 2005, and their ability to begin operations is dependent upon the completion of a financing. The Company has selected December 31 as its year-end.
      The Company’s management has broad discretion with respect to the specific application of the net proceeds of the proposed initial public offering of its Units (as described in Note C) (“Proposed Offering”), although substantially all of the net proceeds of the Proposed Offering are intended to be generally applied toward acquiring one or more operating businesses in an unspecified industry located in India (“Business Combination”), which may not constitute a business combination for accounting purposes. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering, approximately ninety percent (90%) of the net proceeds, after payment of certain amounts to the underwriter, will be held in a trust account (“Trust Fund”) and invested in government securities until the earlier of (i) the consummation of its first Business Combination or (ii) the distribution of the Trust Fund as described below. The remaining proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that holders of 20% or more of the shares issued in the Proposed Offering vote against the Business Combination, the Business Combination will not be consummated. However, the persons who were stockholders prior to the Proposed Offering (the “Founding Stockholders”) will participate in any liquidation distribution with respect to any shares of the common stock acquired in connection with or following the Proposed Offering.
      In the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Proposed Offering, or 24 months from the consummation of the Proposed Offering if certain extension criteria have been satisfied (the “Acquisition Period”), the proceeds held in the Trust Fund will be distributed to the Company’s public stockholders, excluding the Founding Stockholders to the extent of their initial stock holdings. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Proposed Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Proposed Offering discussed in Note C).
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
[1]     Loss per common share:
      Loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period.
[2]     Use of estimates:
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial

INDIA GLOBALIZATION CAPITAL, INC.
(a development stage company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
[3]     Income taxes:
      Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.
      The Company recorded a deferred income tax asset for the tax effect of deferred start-up costs aggregating approximately $1,700. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation at May 10, 2005.
      The effective tax rate differs from the statutory rate of 34% due to increase in the valuation allowance.
[4]     Deferred offering costs:
      Deferred offering costs consist principally of legal and accounting fees incurred through the balance sheet date that are related to the Proposed Offering and that will be charged to capital upon the receipt of the capital or charged to expense if not completed.
NOTE C — PROPOSED OFFERING
      The Proposed Offering calls for the Company to offer for public sale up to 20,000,000 units (“Units”). Each Unit consists of one share the Company’s common stock, $.0001 par value, and two warrants (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing on the latter of (a) one year from the effective date of the Proposed Offering or (b) the earlier of the completion of a business combination with a target business or the distribution of the Trust Fund and expiring five years from the date of the prospectus. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.
NOTE D — NOTES PAYABLE TO STOCKHOLDERS
      The Company issued a $100,000 unsecured promissory note to one of the Founding Stockholders of the Company on May 2, 2005. The note bears interest at 4% per annum and is payable on the earlier of April 30, 2006 or the consummation of the Proposed Offering. Due to the short-term nature of the note, the fair value of the note approximates its carrying amount.
NOTE E — RELATED PARTY TRANSACTION
      The Company has agreed to pay Integrated Global Network, LLC, a related party and privately-held company where one of the Founding Stockholders serves in an executive capacity, an administrative fee of $7,500 per month for office space and general and administrative services from the effective date of the Proposed Offering through the acquisition date of a target business.

________________________________________________________________________________

   Until           2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
   No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.
$120,000,000
India Globalization Capital, Inc.
20,000,000 Units

PROSPECTUS

Ferris, Baker Watts
Incorporated
                    , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
      The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions and the representative non-accountable expense allowance) will be as follows:

Initial Trustees’ Fee(1)	1,000
SEC Registration Fee	$46,844.61
NASD Filing Fee	40,300.01
Accounting Fees and Expenses	25,000
Printing and Engraving Expenses	50,000
Legal Fees and Expenses	165,000
D&O Liability Insurance Premiums(2)	125,000
Blue Sky Services and Expenses	40,000
Miscellaneous(3)	38,855.38

Total	$527,000

(1)	In addition to the initial acceptance fee that is charged by Continental Stock Transfer & Trust Company, as trustee, the registrant will be required to pay to Continental Stock Transfer & Trust Company annual fees of $3,000 for acting as trustee, $4,800 for acting as transfer agent of the registrant’s common stock, $2,400 for acting as warrant agent for the registrant’s warrants and $1,800 for acting as escrow agent.

(2)	This amount represents the approximate Director and Officer liability insurance premiums the registrant anticipates paying following the consummation of its initial public offering of its securities and until it consummates a business combination.

(3)	This amount represents additional expenses that may be incurred by the Registrant or Underwriters in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14.	Indemnification of Directors and Officers
      Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 2-418 of the Maryland General Corporation Law. Section 2-418 of the Maryland General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.
      “Section 2-418. Indemnification of directors, officers, employees and agents.
      (a) Definitions. — In this section the following words have the meanings indicated.

(1) “Director” means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan.

(2) “Corporation” includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(3) “Expenses” includes attorney’s fees.

(4) “Official capacity” means the following:

(i) When used with respect to a director, the office of director in the corporation; and

(ii) When used with respect to a person other than a director as contemplated in subsection (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.

(iii) “Official capacity” does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

(5) “Party” includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(6) “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.
      (b) Permitted indemnification of director. — (1) A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:

(i) The act or omission of the director was material to the matter giving rise to the proceeding; and

1. Was committed in bad faith; or

2. Was the result of active and deliberate dishonesty; or

(ii) The director actually received an improper personal benefit in money, property, or services; or

(iii) In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

(2)(i) Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.

(ii) However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

(3)(i) The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.

(ii) The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet that standard of conduct.

(4) A corporation may not indemnify a director or advance expenses under this section for a proceeding brought by that director against the corporation, except:

(i) For a proceeding brought to enforce indemnification under this section; or

(ii) If the charter or bylaws of the corporation, a resolution of the board of directors of the corporation, or an agreement approved by the board of directors of the corporation to which the corporation is a party expressly provide otherwise.
      (c) No indemnification of director liable for improper personal benefit. — A director may not be indemnified under subsection (b) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

      (d) Required indemnification against expenses incurred in successful defense — Unless limited by the charter:

(1) A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (b) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.

(2) A court of appropriate jurisdiction, upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:

(i) If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

(ii) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.

(3) A court of appropriate jurisdiction may be the same court in which the proceeding involving the director’s liability took place.
      (e) Determination that indemnification is proper. — (1) Indemnification under subsection (b) of this section may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.

(2) Such determination shall be made:

(i) By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;

(ii) By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in subparagraph (i) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

(iii) By the stockholders.

(3) Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for selection of such counsel.

(4) Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

      (f) Payment of expenses in advance of final disposition of action. — (1) Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:

(i) A written affirmation by the director of the director’s good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and

(ii) A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(2) The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

(3) Payments under this subsection shall be made as provided by the charter, bylaws, or contract or as specified in subsection (e) of this section.
      (g) Validity of indemnification provision. — The indemnification and advancement of expenses provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of stockholders or directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.
      (h) Reimbursement of director’s expenses incurred while appearing as witness. — This section does not limit the corporation’s power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.
      (i) Director’s service to employee benefit plan. — For purposes of this section:

(1) The corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director’s duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan;

(2) Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fines; and

(3) Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director’s duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.
      (j) Officer, employee or agent. — Unless limited by the charter:

(1) An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);

(2) A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and

(3) A corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.
      (k) Insurance or similar protection. — (1) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.

(2) A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, not inconsistent with this section.

(3) The insurance or similar protection may be provided by a subsidiary or an affiliate of the corporation.
      (l) Report of indemnification to stockholders. — Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the stockholders with the notice of the next stockholders’ meeting or prior to the meeting.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      Paragraph B. of Article Tenth of our amended and restated certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 2-418 of the MGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding or which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.”
      Article XI of our Bylaws provides for indemnification of any of our directors, officers, employees or agents for certain matters in accordance with Section 2-418 of the Maryland General Corporation Law.
      Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriter and the Underwriter has agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities
      (a) During the past three years, we sold the following shares of common stock without registration under the Securities Act:

Number of
Stockholders	Shares

Ram Mukunda	2,500,000
John Cherin	500,000
Dr. Ranga Krishna	500,000
      Such shares were issued on May 5, 2005 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as they were sold to sophisticated, wealthy individuals who were each accredited investors, as defined in Rule 501(a) of the Securities Act of 1933. The shares issued to the individuals and entities above were sold for an aggregate offering price of $17,500 at an average purchase price of approximately $.0005 per share. No underwriting discounts or commissions were paid with respect to such sales.

Item 16.	Exhibits and Financial Statement Schedules
      (a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

1.1	Form of Underwriting Agreement
1.2	Form of Selected Dealer Agreement
3.1	Articles of Incorporation
3.2	By-laws
4.1	Specimen Unit Certificate
4.2	Specimen Common Stock Certificate
4.3	Specimen Warrant Certificate
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant
4.5	Form of Purchase Option to be granted to the Representative
5.1	Opinion of Seyfarth Shaw LLP*
10.1	Letter Agreement between the Registrant, Ferris, Baker Watts, Inc. and Ram Mukunda
10.2	Letter Agreement between the Registrant, Ferris, Baker Watts, Inc. and John Cherin
10.3	Letter Agreement between the Registrant, Ferris, Baker Watts, Inc. and Ranga Krishna
10.4	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant
10.5	Promissory Note issued by the Registrant to Ram Mukunda
10.6	Form of Stock Escrow Agreement among the Registrant, Ram Mukunda, John Cherin and Continental Stock Transfer & Trust Company
10.7	Form of Registration Rights Agreement among the Registrant and each of the existing stock-holders
10.8	Form of Warrant Purchase Agreement among Ferris, Baker Watts, Inc. and one or more of the Initial Stockholders*
10.9	Form of Office Service Agreement between the Registrant and Integrated Global Networks, LLC
10.10	Letter Advisory Agreement between the Registrant and Ferris, Baker Watts, Inc.
23.1	Consent of Goldstein Golub Kessler LLP.
23.2	Consent of Seyfarth Shaw LLP (incorporated by reference from Exhibit 5.1)*

* To be filed by amendment.

Item 17.	Undertakings
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, in the state of Maryland on May 13, 2005.

India Globalization Fund, Inc.

By:	/s/ Ram Mukunda

Ram Mukunda
Chief Executive Officer and President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Signature	Title	Date

/s/ Ram Mukunda Ram Mukunda	Chairman, Chief Executive Officer and President (Principal Executive Officer)	May 13, 2005

/s/ John Cherin John Cherin	Chief Financial Officer, Treasurer, Secretary and Director (Principal Financial and Accounting Officer)	May 13, 2005